UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
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Coeur Mining, Inc.
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Fellow Stockholders.
I am pleased to invite you to join our Board of Directors, executives, employees and your fellow stockholders at our 2020 Annual Stockholders’ Meeting. The attached notice and proxy statement provide information about the business to be conducted at the meeting. We currently are planning to hold our Annual Meeting in person. However, the health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are closely monitoring the situation regarding COVID-19 (Coronavirus), and, taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization, are planning for the possibility of attendance or participation at the Annual Meeting by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person.
Making Strides Toward Enhancing Long-Term Value and Aligning Compensation with our Performance
In 2019, we continued to execute our multi-year strategy of discovering, developing and operating a balanced portfolio of North American-based precious metals assets. Helped by higher gold and silver prices, the strong performance from our primary gold operations drove improved financial performance in 2019. We advanced several strategic initiatives across our business, including the implementation of high-pressure grinding roll (“HPGR”) crushing technology at our Rochester open-pit, silver-gold mine in Nevada. We successfully commenced several expansion drilling programs during the year, with notable results across our operations, and took important steps to improve our financial flexibility, including reducing our total debt by 36%. Our executive compensation program continued to effectively align pay for performance. Despite another year of above-target safety and environmental performance and strong results from our gold operations, underperformance at our Silvertip and Rochester operations resulted in payout of one year annual cash incentive tied to corporate objectives of 67% of target and payout of three-year performance shares at 28% of target.
Steadfast Commitment to our Culture, Best-in-Class Corporate Governance and Stockholder Engagement
At Coeur, we respect the talents, abilities and experiences of each member of our diverse workforce, which is the foundation of our culture. Our people are our most important asset and are instrumental in driving the long-term success of Coeur. In 2019, we completed a culture assessment that confirmed our employees are safe, ethical and proud but also provided meaningful feedback that we reviewed with our Board, senior management team and mine sites. We are executing site-specific action plans to address this feedback. We continued to invest in our workforce with our IMPACT leadership training program, through which we have now provided over 17,000 hours of training to 142 employees. We became the first precious metals mining company to sign the CEO Action for Diversity and Inclusion pledge. The pledge is an important step toward advancing diversity and inclusion in the workplace.
We continue to support veterans through our Coeur Heroes program, which has now provided 87 career opportunities for veterans. We continued to bolster our best-in-class corporate governance profile in 2019, including proactively adopting proxy access and adding Brian E. Sandoval, former Governor of Nevada, to the Company’s Board of Directors. Additionally, we continued to engage with our stockholders, soliciting candid feedback to enhance our business strategy and execution. Stockholder feedback is a critical component to our long-term success and something that we value and incorporate.
Executing our Strategy to Protect, Develop and Deliver
Protecting our people, places and planet is one of our three fundamental principles at Coeur. We focused heavily in 2019 on enhancing our environmental, social and governance (“ESG”) programs by prioritizing employee safety and ensuring that we are valued partners in the communities in which we operate. We are proudly certified under the CoreSafety program through the National Mining Association.
Developing quality resources, growth and plans are critical components to the long-term success of Coeur. One way to develop quality resources is by prudently investing in exploration, and our 2019 efforts were successful on multiple fronts, including a 7% increase in our silver reserves and the growth of identified mineralized material across all metals. Since the end of 2015, we have grown silver reserves by 47% and gold reserves by 8%, demonstrating our sustained focus on the long-term growth of our assets.

Delivering meaningful results through teamwork underpins our focus on creating long-term value emphasizing quality over quantity while integrating innovation into our daily activities. We have made significant investments over the past few years to reposition our assets, focusing on lowering costs, increasing margin and extending mine lives. We were able to successfully achieve record operating cash flow and free cash flow from our Kensington underground gold mine in Alaska and generate over $99 million of operating cash flow and over $65 million of free cash flow from our Palmarejo underground gold-silver mining complex in Mexico in 2019, demonstrating the impact of investing in these operations.
As we navigate through the current Coronavirus pandemic we will remain focused on maintaining our strong, best-in-class corporate governance practices in order to protect the health and well-being of our employees, families and communities and minimize business interruptions.
Your Vote is Important
Thank you for being a Coeur stockholder. Whether or not you plan to attend the Annual Meeting in person, or, possibly, remotely, we encourage you to promptly vote your shares by submitting your proxy on the Internet or by telephone, or by completing, signing, dating and returning your proxy card. Instructions on how to vote begin on page 72.
Respectfully,

Mitchell J. Krebs President & Chief Executive Officer

NOTICE OF 2020
ANNUAL STOCKHOLDERS’ MEETING

Date: Tuesday, May 12, 2020 Time: 9:30 a.m. local time Place: 104 S. Michigan Avenue Second Floor Auditorium Chicago, Illinois 60603 Record Date: March 16, 2020
Agenda:

1. Elect the ten director nominees named in the Proxy Statement

2. Ratify the appointment of our independent registered public accounting firm for 2020

3. Vote on an advisory resolution to approve executive compensation

4. Transact such other business as properly may come before the Annual Meeting

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT
Please cast your vote as soon as possible by using one of the following methods:
Online at www.proxyvote.com	Call toll-free from the United States, U.S. territories and Canada via 1-800-690-6903

Mail your signed proxy or voting instruction form	Attend the Annual Meeting in person
For more information about voting, see “General Information” on page 72.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2020. This Proxy Statement and our 2019 Annual Report to Stockholders, which contains financial and other information concerning Coeur Mining, Inc., are available at www.proxyvote.com.
We intend to hold our annual meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may provide for annual meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
By order of the Board of Directors,	Coeur will make a charitable contribution of $1 to Hire Heroes USA for every stockholder account that votes.
CASEY M. NAULT, Senior Vice President, General Counsel and Secretary Coeur Mining, Inc. March 30, 2020

Index of Certain Defined Terms
and Abbreviations
Adjusted EBITDA(1)	Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results
AgEqOz
Silver equivalent ounce. Silver-to-lead and silver-to-zinc equivalence incorporated into calculations under the 2019 AIP are calculated based on average spot prices for the year ended December 31, 2019.

AIP	Annual Incentive Plan
Annual Meeting	2020 Annual Stockholders’ Meeting to be held May 12, 2020
Audit or Audit Committee	Audit Committee of the Board
Board	Coeur’s Board of Directors
CAS	Costs applicable to sales
CD&A	Compensation, Discussion and Analysis
CLDC or CLD Committee	Compensation and Leadership Development Committee of the Board
Code	Code of Business Conduct and Ethics
Coeur or the Company	Coeur Mining, Inc.
EHSCR or EHSCR Committee	Environmental, Health, Safety and Corporate Responsibility Committee of the Board
ESG	Environmental, social and governance
Exec	Executive Committee of the Board
FCF(1)	Free cash flow
LTIP	Coeur’s Long-Term Incentive Plan
NCGC or NCG Committee	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers
OCF	Operating cash flow
PCAOB	Public Company Accounting Oversight Board
PSUs	Performance share units issued under the LTIP
Record Date	March 16, 2020
ROIC	Return on invested capital
RS	Restricted shares issued under the LTIP
SEC	Securities and Exchange Commission
Semler Brossy	Semler Brossy Consulting Group LLC
Total Debt	Total Company debt, which includes capital leases, net of debt issuance costs and premium received
TSR	Total stockholder return
YOY	Year-over-year
(1)	Please see “Appendix A—Certain Additional Information” for more information about non-GAAP measures used in this Proxy Statement and reconciliations of these measures to U.S. GAAP

Where You Can Find More Information
Annual Meeting
Annual Report: www.coeur.com/_resources/pdfs/2019-Annual-Report.pdf

Annual Meeting Website www.coeur.com/investors/events/2020-annual-stockholders-meeting

Vote your shares via the internet: www.proxyvote.com

Register to attend the meeting www.proxyvote.com

Investor Relations
www.coeur.com/investors/overview/
Corporate Governance
The following are available at our Corporate Governance website:
www.coeur.com/company/corporate-governance/

► Audit Committee Charter
► Compensation and Leadership Development Committee Charter
► EHSCR Committee Charter
► Executive Committee Charter
► Nominating and Corporate Governance Committee Charter
► Code of Business Conduct and Ethics
► Bylaws
► Certificate of Incorporation

The information on our website is not incorporated by reference in this Proxy Statement.

PROXY STATEMENT SUMMARY
This proxy statement summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about March 30, 2020. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting.
ANNUAL MEETING
Time and Date	9:30 a.m. local time on Tuesday May 12, 2020
Place	104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603
Record Date	Monday, March 16, 2020
Voting	Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Entry
You are entitled to attend the Annual Meeting only if you were a Coeur stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.

You should be prepared to present valid photo identification for admittance. If you do not provide photo identification, you will not be admitted to the Annual Meeting. Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

VOTING MATTERS
Proposal		Coeur Board Voting Recommendation	Page Reference (for more detail)
1	Election of ten directors named in this Proxy Statement	FOR each nominee	11
2	Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2020	FOR	33
3	Vote on an advisory resolution to approve executive compensation	FOR	61
We will make a charitable contribution of $1 to Hire Heroes USA for every stockholder account that votes. Coeur is committed to recruiting, supporting and integrating veterans into our operations through our Coeur Heroes program, launched in 2018. Coeur Heroes allows past and present service members to use the special skills they developed during their time of service to help make a difference at our operations.

Company Culture (p. 26)
We have increasingly focused our attention to defining and strengthening our culture, reflected in our purpose statement, We Pursue a Higher Standard, which is directly aligned with the underlying principles of Protect, Develop, Deliver. In 2019, we deployed several tools to more effectively evaluate our culture and identify areas for improvement, including an all-employee culture assessment. Employee participation exceeded industry benchmarks and feedback was reviewed by the management team and our Board of Directors. Specific takeaways from the culture assessment are being acted upon in 2020. You can read more about the culture assessment and other aspects of our company culture on page 26.
93%	92%	91%	90%
OF COEUR EMPLOYEES FEEL SAFE PERFORMING THEIR JOBS	OF COEUR EMPLOYEES FEEL COMFORTABLE REPORTING UNSAFE CONDITIONS OR PRACTICES	OF COEUR EMPLOYEES BELIEVE COEUR IS COMMITTED TO MINIMIZING ITS ENVIRONMENTAL IMPACT	OF COEUR EMPLOYEES ARE PROUD TO WORK AT COEUR
2019 Performance Highlights
In 2019, the Company delivered solid improvements in annual financial results and continued to invest in our operations with a goal of increasing free cash flow and mine lives while Pursuing a Higher Standard to protect the health, safety and well-being of our employees, contractors, communities and the environments in which we operate.
Revenue	Operating Cash Flow
$711.5M Increase of 14% YOY	$91.9M Increase of 357% YOY(1)

Safety	Reduction of Total Debt
11%	36%
YOY reduction in Total Reportable Injury Frequency Rate	YOY reduction from $458.8M to $295.5M

Gold Production	Silver Production
359,418 ounces Strong gold production, in line with guidance	11.7M ounces 9% lower YOY due to lower-than-expected production from Silvertip & Rochester

Gold Measured & Indicated Mineralized Material	Silver Measured & Indicated Mineralized Material
8%	7%

(1)	From continuing operations.

As discussed in more detail in the Annual Report, the Company made the decision in early 2020 to temporarily suspend mining and processing activities at Silvertip to preserve and enhance long-term value during current challenging lead and zinc market conditions. During this temporary suspension, we will pursue a rigorous exploration program and a mill expansion.
2019 Executive Compensation Highlights (p. 37)
Compensation programs across the Company are designed to promote success at our operations and create long-term value for our stockholders while taking into consideration the varying roles of our employees.
The CD&A beginning on page 37 provides a detailed discussion of the philosophy, structure and results of compensation paid to our Named Executive Officers during 2019. The CD&A also describes recent changes in our compensation program in response to stockholder feedback, our leading compensation practices and the strong link between pay and performance. At our 2019 Annual Meeting, our stockholders again showed strong support for our executive compensation program with over 95% of the votes cast for the approval of our “say-on-pay” proposal.
In 2019, our CLD Committee continued to place a significant proportion of the compensation of our NEOs at risk in order to align pay with performance to a greater extent than our peers, as shown in the graphs below.

Peer group described in “Compensation Discussion and Analysis—Peer Group” on page 47. Data is from public filings during fiscal year 2019.
Despite strong performance from our gold operations, growth in reserves and mineralization, and solid improvements in annual financial results, underperformance at two company operations and three-year lagging stock performance contributed to below-target payouts to NEOs in alignment with Company performance.
For the three-year 2017-2019 period, our CEO received 19% less than target for performance-based and “at-risk” elements of our compensation program as discussed in more detail beginning on page 48. During this same period, our stock price decreased by 11%.
Select 2019 CEO Compensation Results(1)
	Target	Payout(2)	Payout as % of Target
AIP	$843,750	$565,313	67%
LTIP – PSUs for 2017-2019 Performance Period	$1,215,000	$241,786	20%

2019 Annual Incentive Plan Results(1)
Metric	Weight	Result	Payout
Silver Equivalent Production(3)	10%	0%	0%
Gold Production	15%	93%	14%
Silver Equivalent CAS(3)	15%	0%	0%
Gold CAS	15%	90%	14%
Adjusted EBITDA	30%	53%	16%
Safety and Environmental	15%	157%	24%
Weighted Average Payout			67%
2017-2019 LTIP Performance Shares Results(1)
Metric	Weight(4)	Payout
Operating Cash Flow/share	25%	0%
Reserves & Mineralized Material/share	25%	113%
3-Year Relative TSR	50%	0%
Weighted Average Payout		28%
(1)	For details about the calculation of 2019 AIP and 2017-2019 LTIP performance shares results, see “2019 Executive Compensation Results” beginning on page 49.
(2)	LTIP payout valued using Company share price as of December 31, 2019.
(3)	Silver equivalent production and silver equivalent CAS include zinc and lead as silver equivalents. See “2019 Company AIP Performance Measures and Weights” in the CD&A for more information.
(4)
Weighting is calculated as a percentage of the total 2017 performance share grant. The 2017 performance share grant constituted 60% of the total 2017 LTIP aware opportunity, with the other 40% granted as three-year time-vesting restricted shares. For details about the calculation of the payout for the 2017 performance share awards, see “Payouts for 2017-2019 Performance Shares”.

Corporate Governance Highlights and Best Practices (p. 7)
EFFECTIVE BOARD LEADERSHIP	PROXY ACCESS	3	50%	INDEPENDENT	90%
COUNSELING AND STRATEGIC RISK OVERSIGHT	PROACTIVELY ADOPTED IN 2019	NEW DIRECTORS SINCE Q1 2018	DIRECTOR NOMINEES ARE DIVERSE	BOARD CHAIRMAN	INDEPENDENT DIRECTORS
Recent Corporate Governance and Executive Compensation Enhancements

Director Nominees (p. 11)
The table below provides summary information about each director nominee, including membership on the Board’s five committees:
Name	Age	Audit	CLDC	NCGC	EHSCR	Exec	Independent	Other Public Company Boards
Robert E. Mellor (Chairman)	76		•	(C)		(C)	•	1
Linda L. Adamany	68	(C)(F)			•		•	2
Sebastian Edwards	66	•	•				•	0
Randolph E. Gress	64	(F)	•	•			•	0
Mitchell J. Krebs	48					•		1
Eduardo Luna	74		•		•		•	2
Jessica L. McDonald	51	•			•		•	2
John H. Robinson	69		(C)	•		•	•	0
Brian E. Sandoval	56				•		•	0
J. Kenneth Thompson	68			•	(C)	•	•	3
(C)	Denotes the Chair of each committee
(F)	Denotes Audit Committee financial expert

Our Board believes that it should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the membership criteria summarized in “Director and Nominee Experience and Qualifications” beginning on page 7. The table below provides summary information about the skills and qualifications of our director nominees.

Skill	
Current and Former Chief Executive	90%
Project Development/Management	80%
Environmental, Social and Governance/Health and Safety	90%
Government Affairs, Regulatory and Legal	80%
Strategy Development and Execution	90%
Capital Markets Transactions	70%
Extractive or Cyclical Industry	70%
U.S. Public Company Board Service	70%
Finance/Accounting	80%
Technology/Cyber Security	20%
Human Capital Management	100%
Culture	100%
Geographic	70%

Responsibility (p. 23)
In 2019, we continued to invest in our ESG program to promote our strong ESG track record and enhance efforts across the organization not only to protect but positively impact our people, the communities in which we work and our planet. The initiative will reach another milestone with our 2020 Responsibility Report which we are planning to release in the second quarter of 2020. The report will follow the Sustainable Accounting Standards Board’s framework, which focuses on providing financially material sustainability information to investors. We are particularly proud to have received the following ESG achievements and awards in 2019:
INNOVATION	DISCLOSURE	CORPORATE GOVERNANCE	11
VERDANTIX ENVIRONMENT, HEALTH & SAFETY INNOVATION AWARD IN METALS, MINING & NATURAL RESOURCES CATEGORY	CORPORATE SECRETARY MAGAZINE AWARD FOR BEST SMALL- CAP PROXY STATEMENT	ISS QUALITYSCORE OF “1” FOR CORPORATE GOVERNANCE — THE HIGHEST POSSIBLE SCORE	CONSECUTIVE YEARS PALMAREJO HAS RECEIVED THE SOCIALLY RESPONSIBLE BUSINESS AWARD FROM THE MEXICAN CENTER FOR PHILANTHROPY
2019 Investor Outreach and Engagement (p. 23)
OUTREACH	11	92	2	4
TO ALL INVESTORS HOLDING 0.15% OR MORE OUTSTANDING COEUR STOCK	INVESTOR PRESENTATIONS	ONE-ON-ONE AND GROUP MEETINGS WITH INVESTORS	SITE TOURS FOR INVESTORS AND ANALYSTS	CONFERENCE CALLS WITH INVESTORS AND ANALYSTS WITH Q&A
What We Heard from Stockholders	What We Did
Increase focus on ESG, including in our executive compensation program
► Components of the AIP tied to safety and environmental performance increased from 15% to 20% for the 2020 AIP
► Increased focus on incorporating ESG factors, including climate change concerns, into the Company’s long-term business strategy and disclosures

Refresh Board and increase diversity	► Added three new directors since 2018, all of whom are diverse and add jurisdictional expertise relevant to our operations – British Columbia, Mexico and Nevada
Increase proportion of executive compensation program linked to driving long-term stockholder value	► Made 100% of the core measures of our performance shareprogram drivers of stockholder value, and retained relative TSR as a modifier
Adopt “proxy access” to enhance stockholder rights	► Adopted proxy access, allowing stockholders who have satisfied specified requirements included in our Bylaws to include director nominees in the Company’s proxy statement and form of proxy
Expand scope of “clawback” policy to cover misconduct	► Amended our “clawback” policy to allow the Board to recover incentive compensation in the event of executive misconduct in addition to financial restatements
Include directors in stockholder engagement calls	► Our independent directors, including our Chairman and the Chairs of our Board committees, are made available to engage directly with stockholders as part of our annual stockholder outreach program

CORPORATE GOVERNANCE
Best Practices

►	Independent Board chairman and all directors are independent other than the Chief Executive Officer (“Chief Executive Officer” or “CEO”)	►	Clawback and forfeiture policy covering both financial restatements and misconduct
►	The Board and Board committees take an active role in the Company’s risk oversight and risk management processes	►	Proactive ongoing stockholder outreach on governance, executive compensation and other matters, including participation by independent directors
►	Focus on Board refreshment – three new directors since Q1 2018	►	Chairman’s one-on-one meetings with each director promote candor, effectiveness and accountability
►	Strong mix of directors with complementary skills; average tenure of approximately 10 years	►	Majority voting in uncontested director elections with a resignation policy
►	Annual evaluations promote Board and Board committee effectiveness	►	All directors are elected annually for one-year terms
►	Proxy access allows stockholders who have satisfied requirements specified in our Bylaws to include director nominees in the Company’s proxy statement and form of proxy	►	Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders
►	No related person transactions with directors or executive officers	►	Coeur does not have a poison pill or similar anti-takeover defenses in place
►	50% of director nominees are diverse (gender or ethnic), contributing to a variety of viewpoints	►	Board actively partners with and provides advice to the management team in setting strategy and in crisis management preparation and response efforts and oversees enterprise risk
Director and Nominee Experience and Qualifications
Coeur is a precious metals mining company with five wholly-owned operations in the United States, Mexico and Canada. The management of our business requires the balancing of many considerations, including strategic and financial growth and building long-term value for our stockholders, the cyclicality of commodities prices, the health and safety of our employees and business partners, environmental stewardship, building positive relationships with the communities in which we operate, fostering and maintaining a strong culture, ensuring compliance with laws and regulations in a heavily-regulated industry, and maintaining leading corporate governance and disclosure practices. Our Board believes that it should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business, together with relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects and associated risks of a large, complex organization like Coeur. Accordingly, the Board and the NCG Committee consider the qualifications of incumbent directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs, including an incumbent director’s or potential director’s ability to contribute to the diversity of viewpoints and experience represented on the Board, and it regularly reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Our Corporate Governance Guidelines contain Board membership criteria, focused on ethics, integrity and values, sound business judgment, strength of character, mature judgment, professional experience, industry knowledge and diversity of viewpoints, all in the context of an assessment of the perceived needs of the Board at that point in time. The Board and the NCG Committee have not formulated any specific minimum qualifications, but rather consider the factors described above. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

Current and Former Chief Executive
Directors with experience in significant leadership positions possess strong abilities to motivate and develop people and understand the complexities and challenges of managing a large organization

Project Development/Management
The mining business is project intensive. Coeur benefits by having directors who have experience through the entire lifecycle of acquiring, developing and managing large and complex projects

Environmental, Social and
Governance / Health and Safety
Operating safely and protecting the environments
and communities in which we operate is our highest priority and critical to the success of our business

Government Affairs, Regulatory and Legal
We operate in a heavily regulated industry that is directly affected by governmental actions and legal requirements at the local, state and federal levels in the United States, Mexico and Canada

Strategy Development and Execution
Directors with experience Driving strategic direction and growth through mergers, acquisitions, joint ventures and other strategic initiatives, and overseeing commitment of resources, risk management and execution provide critical insights in evaluating strategic plans and opportunities

Capital Markets Transactions
Analysis and understanding of proposed capital markets transactions, including risks and the impact to our existing capital structure is critical to oversight of strategy execution and project management

Extractive or Cyclical Industry
The mining sector, particularly precious metals mining, is cyclical, and stockholders and management benefit from the perspectives and experience of directors who have lead firms through several full business cycles

U.S. Public Company Board Service
As a U.S.-based and NYSE-listed company, Directors who have experience serving on other U.S. public company boards generally are well-prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management in the context of U.S. public company regulation and governance structures

Finance/Accounting We operate in a complex financial and regulatory environment with disclosure requirements, detailed business processes and internal controls	Technology/Cyber Security Important in providing perspectives on innovation and overseeing the physical and cyber threats against the security of our operations, assets and systems
Human Capital Management Oversight of the recruitment, retention and development of key talent is critical for execution of Company strategies and initiatives	Culture A strong culture is the foundation for effective risk management, attracting, retaining and developing top talent, transparency and accountability, and strategy development and execution.
Geographic Experience in the jurisdictions in which we operate helps us navigate unique jurisdictional challenges, including culture and the legal and regulatory environment
Board Composition and Refreshment
The Board does not have a mandatory retirement age. Instead, the Board believes that directors should be evaluated on their unique perspectives, experiences and ability to contribute to the Board and that long-serving directors provide important perspective and insight based on industry experience and a deep understanding of our long-term plans and objectives. The Board is focused on maintaining a balance between longer serving directors and newer directors with complementary skills, expertise, diverse backgrounds and points of view, which allows for natural turnover and an appropriate pace of Board refreshment. If all of the nominees are elected to the Board, the average tenure of the directors will be approximately ten years, with six directors having served ten years or fewer.

As part of the Board’s ongoing efforts to seek this balance of skills, experience and tenure, as described in more detail below, the Board elected three new directors over the past two years.
Director Nomination Process
The NCG Committee reviews and makes recommendations regarding the composition and size of the Board. In identifying director candidates from time to time, the NCG Committee may focus on specific skills and experience of particular importance at the time in order to enhance the overall balance and effectiveness of the Board, as was the case in 2018 with the election of Ms. McDonald and Mr. Luna and in 2019 with Mr. Sandoval. The NCG Committee assesses new director candidates and incumbent directors against the key director qualifications identified by the Board as our needs evolve and change over time.
The Board considers candidates identified by search firms it retains or consults with periodically, recommended by current directors and stockholders, and through other methods. The NCG Committee has adopted a policy pursuant to which significant long-term stockholders may recommend a director candidate. See page 29 for more details.

Proxy Access
In March 2019, the Board proactively adopted proxy access, which amended the Company’s Bylaws to allow certain stockholders to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, one or more director nominees up to the greater of two nominees or 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the following requirements:

Threshold stock ownership requirement	►	3% of issued and outstanding common stock held for at least three years
Maximum size of stockholder group that may aggregate share ownership	►	20 stockholders
Number of director nominees that may be nominated	►	Greater of two nominees or 20% of Board seats
Other requirements	►	Continuous ownership of shares through annual meeting
	►	Compliance with other requirements set out in Company Bylaws
The Company received no proxy access requests for the 2020 Annual Meeting.

Evaluation Process for Current Directors
Before recommending an incumbent director for re-nomination, the NCG Committee considers each incumbent director’s experience, qualifications and past tenure and contributions to the Board. The committee’s annual review of existing directors includes the following considerations:
►
Key Attributes and Responsibilities – In addition to having a Board comprised of directors who collectively possess the diverse set of skills described on pages 11-17, directors should actively represent the interests of stockholders; assess and advise management regarding major risks facing the Company; ensure processes are in place for maintaining the integrity of the Company, its financial statements, its data and systems, its compliance with laws and ethics, its relationships with third parties, and its relationships with other stakeholders; and select, evaluate, retain and compensate a well-qualified CEO and senior management team, oversee succession planning and commit to fostering an environment of diversity and inclusion at the Company.

►
Independence – Considering whether the interests or affiliations of a director are not in compliance with applicable laws or stock exchange requirements or could compromise the independence and integrity of an independent director’s service on behalf of stockholders, including the director’s relationships with the Company that would interfere with the director’s exercise of independent judgment.

►	Commitment and Performance – Willingness and ability to devote the time necessary to serve as an effective director.
In addition, the Board and each of its committees conduct an annual self-evaluation process to evaluate its effectiveness in fulfilling its obligations. This process involves a discussion during an in-person meeting by the Board and each committee of directors’ observations arising from questions provided in advance of the meeting as well as one-on-one meetings between Mr. Mellor, Chairman of the Board, and each director, covering Board and committee composition, organization and effectiveness of meetings and communication, each director’s personal contribution to the Board and committees he or she serves, effectiveness of the Board and committees in executing their responsibilities, controls and ethics of the Board and its committees, and sufficiency of the level of internal and external support provided to the Board and its committees. In 2019, each director participated in the annual self-evaluation which continued to generate meaningful feedback, including with respect to allocation of time during Board meetings which has led to an increase in time spent on critical topics such as strategy, capital allocation, succession planning, diversity and risk management (including an increased focus on cyber risk and ESG matters). In recent years, the Board enhanced its self-evaluation process by bringing in a third party to facilitate the Board’s self-evaluation discussion. Key actions arising from these discussions included a focus on adding relevant skills and experiences to the Board, which culminated in the elections of Mr. Luna and Ms. McDonald in 2018 and Mr. Sandoval in 2019, and allocation of more time to executive sessions during Board meetings.
Majority Vote Standard for the Election of Directors
According to our Bylaws, in an uncontested election, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director.
If a nominee for director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board that the director must tender his or her offer of resignation. The NCG Committee will then make a recommendation to the Board whether to accept or reject the tendered resignation offer, or whether other action should be taken, taking into account all of the relevant facts and circumstances. The director who has tendered his or her offer of resignation will not take part in the proceedings with respect to his or her resignation offer. For additional information, our Corporate Governance Guidelines are available on the Corporate Governance page of our website, www.coeur.com/company/corporate-governance/, and to any stockholder who requests them.

Proposal No. 1: Election of Directors	The Board of Directors recommends a vote FOR each nominee listed in “Director Nominees” Below
What am I voting for?
►
The election of ten directors to hold office until the 2021 Annual Stockholders’ Meeting and until their successors have been elected and qualified. All nominees are currently Coeur directors, and each of them was elected by stockholders at the 2019 Annual Meeting.

►	Properly executed proxies will be voted at the Annual Meeting FOR the election of each of the ten persons named below unless marked AGAINST or ABSTAIN.
Director Nominees
The ten individuals named below have been nominated to be elected as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. All of the nominees were elected to the Board at the 2019 Annual Meeting. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size or leave a vacancy on the Board.
Robert E. Mellor

Age: 76 Director Since: 1998	Experience:
►
Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010

►
Chairman of the Board of Directors of Monro Muffler/Brake, Inc., an auto service provider, since August 2010, serving as independent Chairman of the Board of Directors since June 2017 and as lead independent director from April 2011 to June 2017

►
Member of the Board of Directors of CalAtlantic Group, Inc., a national residential home builder, from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; member of the Board of Directors of The Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999 to October 2015

	►	Former member of the Board of Directors of Stock Building Supply Holdings, Inc., a lumber and building materials distributor, from March 2010 until December 2015 when it merged with another company
Education:
	►	Earned a Bachelor of Arts degree in Economics from Westminster College (Missouri)
	►	Earned a Juris Doctor degree from Southern Methodist University School of Law
Expertise:
►
As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, cyclical industry, talent management, operations, capital markets, mergers & acquisitions and strategic planning experience.

►
Mr. Mellor also brings to the Board public company board experience through his service on the board of Monro Muffler/Brake, Inc., and former service with CalAtlantic Group, Inc., The Ryland Group, Inc. and Stock Building Supply Holdings, Inc.

Linda L. Adamany

Age: 68 Director Since: 2013	Experience:
►
Served at BP plc, a multinational oil and gas company, in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s Refining & Marketing segment, a $45 billion business at the time

►
Member of the Board of Directors of Jefferies Financial Group Inc. (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2014, and a member of the Board of Directors of Jefferies Group Inc., a wholly-owned subsidiary of Jefferies Financial Group Inc., since November 2018

	►	Non-executive director of BlackRock Institutional Trust Company since March 2018
	►	Non-executive director of Wood plc, a company that provides project, engineering and technical services to energy and industrial markets, from October 2017 to May 2019.
►
Non-executive director of Amec Foster Wheeler plc, an engineering, project management and consultancy company, from October 2012 until October 2017, when Amec Foster Wheeler was acquired by Wood Group plc

	►	Former member of the Board of Directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 to November 2012
	►	Ms. Adamany was selected as one of Women Inc. Magazine’s 2018 Most Influential Corporate Directors
	►	Ms. Adamany is a Certified Public Accountant
Education:
	►	Holds a degree in Accounting from John Carroll University (Magna Cum Laude)
	►	Completed executive education studies at Harvard University, University of Cambridge, and Tsing Hua University (China)
Expertise:
►
Ms. Adamany brings to the Board leadership, financial and accounting expertise, strategic planning experience, and experience in the extractive resources industry and with cyclical businesses through her positions with BP plc and project management experience as director of Wood plc and Amec Foster Wheeler plc

Sebastian Edwards

Age: 66 Director Since: 2007	Experience:
	►	Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present
	►	Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present
	►	Chief Economist for Latin America at the World Bank Group from 1993 to 1996
	►	Taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004
	►	Member of the Board of Moneda Asset Management, an investment management firm in Chile
	►	Member of the Board, Centro de Estudios Publicos, Chile
Education:
	►	Earned an Ingeniero Comercial degree and became a Licenciado en Economia at the Universidad Católica de Chile
	►	Earned an MA and PhD in economics from the University of Chicago
Expertise:
►
As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economic and financial experience, all of which are beneficial to the Board, which operates in an industry that is subject to macro-economic trends and events

Randolph E. Gress

Age: 64 Director Since: 2013	Experience:
►
Retired Chairman, from November 2006 until January 2016, and former director, from August 2004 until January 2016, and Chief Executive Officer, from 2004 until December 2015, of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical and industrial end markets

►
Various positions with Rhodia SA, a group that specializes in fine chemistry, synthetic fibers and polymers, from 1997 to 2004, including Global President of Specialty Phosphates and Vice President and General Manager of the North American Sulfuric Acid and Regeneration businesses

	►	Various roles at FMC Corporation, from 1982 to 1997, including Corporate Strategy and various manufacturing, marketing and supply chain positions
Education:
	►	Earned a B.S.E. in Chemical Engineering from Princeton University
	►	Earned an M.B.A. from Harvard University
Expertise:
►
Mr. Gress is a seasoned industrial executive with a wide range of international, mergers & acquisitions, capital markets, operations, strategic planning, financial/accounting, government/regulatory and legal experience as well as mining experience (phosphates)

Mitchell J. Krebs

Age: 48 Director Since: 2011	Experience:
►
President and Chief Executive Officer of Coeur Mining, Inc., since 2011. Mr. Krebs joined Coeur in 1995 after spending several years in the investment banking industry in New York. Mr. Krebs held various positions in the corporate development department, including Senior Vice President of Corporate Development. In March 2008, Mr. Krebs was named Chief Financial Officer, a position he held until being appointed President and CEO

	►	Member of the Board of Directors of Kansas City Southern Railway Company since May 2017 (Audit Committee; Finance Committee)
	►	Member of the Board of the National Mining Association (Executive Committee; Chairman of Audit and Finance Committee)
	►	Executive Committee member and past President of The Silver Institute
Education:
	►	Holds a B.S. in Economics from the Wharton School at the University of Pennsylvania
	►	Holds an M.B.A. from Harvard University
Expertise:
►
Mr. Krebs brings leadership, industry, capital markets, mergers & acquisitions, and strategic planning experience, as well as his in-depth knowledge of Coeur through the high-level management positions he has held with Coeur over the years

Eduardo Luna

Age: 74 Director Since: 2018	Experience:
►
Member of the Board of Directors of Wheaton Precious Metals Corp., a precious metals streaming company, since 2004, Chairman of the Board of Directors, from 2004 to 2009, interim Chief Executive Officer, from October 2004 to April 2006, and Executive Vice President from 2002 to 2005

	►	Chairman of the Board of Directors of Rochester Resources Ltd., a junior natural resources company with assets in Mexico
►
Member of the Board of Directors of DynaResource, Inc., an exploration stage precious metals company, and special advisor to the president of its wholly-owned Mexican subsidiary, from March 2017 to July 2019.

	►	Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato
	►	Director of Minas de Bacís, a private mining company with operations in Mexico, since 2018.
	►	Director of Avantti Medi Clear, a private company, since 2010
►
Member of the Board of Directors of Primero Mining Corp., a precious metals mining company, from 2008 to 2016, also holding several senior management roles during that period, including Executive Vice President and President (Mexico), and President and Chief Operating Officer

	►	Executive Vice President of Goldcorp Inc., from March 2005 to September 2007
	►	President of Luismin, S.A. de C.V., from 1991 to 2007
Education:
	►	Earned a Bachelor in Science in Mining Engineering from Universidad de Guanajuato
	►	Earned a M.B.A. from Instituto Tecnologico de Estudios Superiores de Monterrey
	►	Earned an Advanced Management Degree from Harvard University
Expertise:
►
Mr. Luna brings extensive mining industry, executive leadership, public company board, project development/management and cyclical business experience through his roles with Luisman, Goldcorp, Primero and Wheaton, among others, as well as experience with Mexican government relations and regulatory matters, which is particularly valuable given the significance to Coeur of the Palmarejo complex

Jessica L. McDonald

Age: 51 Director Since: 2018	Experience:
	►	Chair of Board of Directors of Canada Post Corporation, the national postal service of Canada, since December 2017, and interim President and Chief Executive Officer from April 2018 to March 2019
	►	Chair of the Board of Directors of Trevali Mining Corporation, a Canadian zinc-focused base metals mining company, since March 2019, and member of the Board of Directors since October 2017
	►	Member of the Board of Directors of Hydro One Limited, an electricity transmission and distribution utility serving the Canadian province of Ontario, since August 2018
►
President and Chief Executive Officer from 2014 to 2017 of the British Columbia Hydro and Power Authority, a provincial Crown Corporation that operates generation, transmission and distribution infrastructure to deliver electricity to four million customers in British Columbia, Canada, and which generated total revenues of $5.87 billion in 2017

	►	Member of the Board of Directors of the Greater Vancouver Board of Trade since 2016
	►	Member of the Board of Directors of Insurance Corporation of British Columbia from 2014 to 2016
	►	Chair of the Board of Directors of Powertech Labs, one of the largest testing and research laboratories in North America, from 2014 to 2017
	►	Member of the Board of Directors of Powerex Corp., a key participant in energy trading markets in North America from 2014 to 2017
	►	Executive Vice President of Heenan Blaikie Management Ltd. from 2010 to 2013
	►	Various positions in the British Columbia, Canada, government, including as Deputy Minister to the Premier, Cabinet Secretary and Head of the British Columbia Public Service from 2005 to 2009
	►	Named to Canada’s Top 100 Most Powerful Women Hall of Fame
	►	Appointed to the Member Council of Sustainable Development Technology Canada
	►	Fellow at Stanford University, Center for Energy Policy and Finance, from 2017 to 2018
Education:
	►	Holds a Bachelor of Arts degree from the University of British Columbia
	►	Holds an ICD.D Designation from the Institute of Corporate Directors at the Rotman School of Management, University of Toronto
Expertise:
►
Ms. McDonald brings extensive leadership, project development/management, and health, safety and environmental experience, including as the President and CEO of British Columbia Hydro and Power Authority and various prominent roles with the British Columbia government and as a director of several companies. Ms. McDonald’s experience with British Columbia government relations and regulatory matters is particularly relevant in light of Coeur’s acquisition in 2017 of the Silvertip silver-zinc-lead mine in British Columbia

John H. Robinson

Age: 69 Director Since: 1998	Experience:
	►	Chairman of Hamilton Ventures LLC, a venture capital firm, since founding the firm in 2006
	►	Member of the Board of Directors of Alliance Resource Management GP, LLC, a coal mining company
	►	Member of the Board of Directors of Olsson Associates, an engineering consulting firm
	►	Member of the Board of Directors of Federal Home Loan Bank of Des Moines, a financial services cooperative, from 2007 to 2019
	►	Chief Executive Officer of Nowa Technology, Inc., a development and marketing of environmentally sustainable wastewater treatment technology company, from 2013 to 2014
	►	Chairman of EPC Global, Ltd., an engineering staffing company, from 2003 to 2004
	►	Executive Director of Amey plc, a British business process outsourcing company, from 2000 to 2002
	►	Vice Chairman of Black & Veatch Inc., an engineering and construction, from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was Managing Partner prior to becoming Vice Chairman
Education:
	►	Holds a Master of Science degree in Engineering from the University of Kansas
	►	Graduate of the Owner-President-Management Program at the Harvard Business School
Expertise:
►
As a senior corporate executive in the engineering and consulting industries, and a director in the resource extraction and financial industries, Mr. Robinson brings to the Board leadership, project development/management, industry, cyclical business and capital markets experience. Mr. Robinson also brings to the Board U.S. public company board experience

Brian E. Sandoval

Age: 56 Director Since: 2019	Experience:
	►	President of Global Gaming Development, MGM Resorts International, a global hospitality and entertainment company, since January 2019
	►	Governor of the State of Nevada from January 2011 to January 2019
	►	Chair of the National Governors Association from July 2017 to July 2018
	►	Federal Judge, U.S. District Court for the District of Nevada from 2005 to 2009
	►	Nevada Attorney General from 2003 to 2005
	►	Member of the Nevada Assembly (and Natural Resources Committee) from 1994 to 1998
	►	Member of the Nevada Gaming Commission and Tahoe Regional Planning Agency from 1998 to 2001
Education:
	►	Holds a Bachelor of Arts degree in English and a minor in Economics from the University of Nevada, Reno
	►	Holds a Juris Doctor degree from the Ohio State University Moritz College of Law
Expertise:
►
As the former Governor of Nevada, Mr. Sandoval brings an important perspective and significant government and regulatory affairs experience in a jurisdiction where Coeur owns several important assets, including the Rochester Mine and the Sterling Project, as well as significant leadership and chief executive experience, mining industry experience, and health, safety and environmental experience. Mr. Sandoval also brings legal experience as a former federal judge and practicing attorney in Nevada

J. Kenneth Thompson

Age: 68 Director Since: 2002	Experience:
►
President and Chief Executive Officer of Pacific Star Energy LLC, a privately held firm that is a passive holder of oil lease royalties in Alaska, from September 2000 to present, including, from 2004 to present, royalties held by Alaska Venture Capital Group LLC from its prior oil and gas exploration and development activities

	►	Chairman of the Board of Pioneer Natural Resources Company, a large independent oil and gas company
	►	Presiding (Lead) Director of the Board of Directors of Tetra Tech, Inc., an engineering consulting firm
	►	Member of the Board of Directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines, Virgin America Airlines and Horizon Air
	►	Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000
	►	President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage, from June 1994 to January 1998
►
Corporate Vice President leading ARCO's oil & gas research and technology center from 1993-94 which included research in various geoscience disciplines, engineering technologies and environmental sciences. He also had oversight of the Information Technology department, the computing center and IT security

	►	Selected in 2019 as one of the 100 most influential corporate directors by the National Association of Corporate Directors
Education:
	►	Earned a Bachelor of Science Degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology
Expertise:
►
Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, project development/management, engineering, strategic planning, natural resources/extractive industry and extensive health, safety and environmental experience. Mr. Thompson also has government and regulatory experience through his work in other highly-regulated industries such as the oil and gas, energy, and airline industries, possesses extensive U.S. public company board experience. Mr. Thompsons’s experience in the oil and gas and airline industries also provide extensive experience with cyclical businesses

Meeting Attendance
Our Board met seven times during 2019. Each incumbent director who served in 2019 attended at least 86% of the aggregate meetings of the Board and committees on which he or she served. We have a policy that encourages directors to attend each annual meeting of stockholders, absent extraordinary circumstances. Other than Kevin Crutchfield, who was not standing for reelection at the 2019 Annual Meeting, each director then in office attended the 2019 Annual Meeting.

Committees of the Board of Directors
Each of the following Board committees functions under a written charter adopted by the Board, copies of which are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests them.
The current members, responsibilities and the number of meetings held in 2019 of each of these committees are shown below:

Audit Committee Committee Members Linda L. Adamany Randolph E. Gress Sebastian Edwards Jessica L. McDonald Number of meetings in 2019: 6	Key Responsibilities
Reviewing and reporting to the Board with respect to the oversight of various auditing and accounting matters and related key risks, including:
	►	The selection and performance of our independent registered public accounting firm;
	►	The planned audit approach;
	►	The nature of all audit and non-audit services to be performed;
	►	Accounting practices and policies;
	►	Oversight of the compliance program including compliance with the Company’s Code of Business Conduct and Ethics and whistleblower reporting framework; and
	►	The performance of the internal audit function.
Independence and Financial Literacy
►
The Board has determined that each member of the Audit Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under the NYSE listing standards and SEC rules applicable to Audit Committee members.

	►	All members of the Audit Committee satisfy the NYSE’s financial literacy requirement.
►
The Board has determined that each of Ms. Adamany and Mr. Gress is an Audit Committee Financial Expert (as defined by SEC rules), as a result of his or her knowledge, abilities, education and experience

Compensation and Leadership Development Committee Committee Members John H. Robinson Sebastian Edwards Randolph E. Gress Eduardo Luna Robert E. Mellor Number of meetings in 2019: 6	Key Responsibilities
	►	Approving, together with the other independent members of the Board, the annual compensation for our CEO.
	►	Approving the annual compensation of the non-CEO executive officers.
	►	Reviewing and making recommendations to the Board with respect to compensation of the non-employee directors, our equity incentive plans and other executive benefit plans.
	►	Overseeing risk management of our compensation programs and executive succession planning.
	►	Overseeing leadership development, including goal development, planning and assessment of progress against individual development goals and plans.
Independence
►
The Board has determined that each member of the CLD Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under the NYSE listing standards applicable to the CLD Committee members, Section 16 rules and applicable provisions of the Internal Revenue Code.

Chair
Audit Committee Financial Expert

Nominating and Corporate Governance Committee Members Robert E. Mellor Randolph E. Gress John H. Robinson J. Kenneth Thompson Number of meetings in 2019: 4	Key Responsibilities
	►	Identifying and recommending to the Board nominees to serve on the Board.
	►	Establishing and reviewing corporate governance guidelines.
	►	Reviewing and making recommendations to the Board and oversee risk management with respect to corporate governance matters.
	►	Oversee CEO succession planning in conjunction with the CLD Committee.
Independence
►
The Board has determined that each member of the NCG Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines

Environmental, Health, Safety and Corporate Responsibility Committee Members J. Kenneth Thompson Linda L. Adamany Eduardo Luna Jessica L. McDonald Brian E. Sandoval Number of meetings in 2019: 4	Key Responsibilities
Reviewing the Company’s EHSCR policies and management systems, as well as the scope of the Company’s potential EHSCR risks and liabilities, including with respect to:
	►	Environmental permitting, compliance and stewardship;
	►	Employee and contractor safety and health;
	►	Corporate social responsibility and community relations;
	►	Compliance with EHSCR laws, rules and regulations; and
	►	Oversight of ESG initiatives, including goal setting, data collection, disclosures and reporting frameworks.
Independence
►
The Board has determined that each member of the EHSCR Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

Executive Committee Committee Members Robert E. Mellor Mitchell J. Krebs John H. Robinson J. Kenneth Thompson Number of meetings in 2019: 0	Key Responsibilities
	►	Acting in place of the Board on limited matters that require action between Board meetings.
Chair

Board Leadership and Independent Chairman
One of our Board’s key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary. The Board and NCG Committee review the structure of Board and Company leadership as part of its annual review of the succession planning process. Our Board has determined that an independent, non-executive Chairman is currently the optimal leadership structure, as it provides independent Board leadership and allows the CEO to concentrate on our business operations. Currently, Mr. Mellor serves as independent Chairman of the Board. Mr. Krebs serves as President, CEO and Director.
Director Independence
The Board has determined that each director, other than Mr. Krebs, our President and CEO, is independent within the meaning of applicable NYSE listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. The Board has further determined that the Audit Committee, CLD Committee, NCG Committee and EHSCR Committee are composed solely of independent directors, and members of the Audit and CLD Committees satisfy additional, heightened independence criteria applicable to members of those committees under the NYSE listing standards and SEC rules. Consequently, independent directors directly oversee such important matters as our financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs and ESG programs and compliance.
In determining the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCG Committee) undertakes an annual review of the independence of all non-employee directors. Each non-employee director annually provides the Board with information regarding the director’s business and other relationships with Coeur and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the director’s independence. In the course of the annual determination of the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCG Committee) evaluates all relevant information and materials, including any relationships between Coeur and any other company where one of our non-employee directors also serves as a director.
In particular, the Board considered the potential impact of the longer tenures on the independence of Messrs. Mellor, Robinson, Thompson and Edwards. Each director has significant experience serving Coeur in different economic environments, through multiple business and commodity cycles, and under multiple management teams, which provides them with experience and perspective that is highly valuable in providing strong leadership to a company in our industry. Accordingly, the Board has determined that each is independent because each satisfies all applicable legal and stock exchange criteria for independence and continues to be an effective director who fulfills his responsibilities with integrity and independence of thought.
Related Person Transactions
Our Related Person Transactions Policy includes written policies and procedures for the review, approval or ratification of related person transactions. As more fully explained in this policy, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts less than $120,000, must be approved or ratified by the NCG Committee. The policies apply to all executive officers, directors and their immediate family members. Since the beginning of 2019, there were no related person transactions under the relevant standards.
We take the following steps with regard to related person transactions:
►
On an annual basis, each director and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

►
Each director and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

►	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the NCG Committee.
►	The Company monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.
In determining whether or not to approve or ratify a related person transaction, the NCG Committee may take such action as it may deem necessary or in the best interests of the Company and may take into account the effect of any related person transaction on independence status of a director.
Meetings of Non-Management Directors
Non-management members of the Board, all of whom are also independent directors, regularly hold executive sessions at Board meetings without members of management being present. Mr. Mellor, the independent Chairman of the Board, presides over each such meeting. Following the Board self-evaluation process in 2017, the number and length of Board executive sessions was increased beginning in 2018 to allow for more fulsome discussion among directors.
Director Education and Development
Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our sites and other sources. In 2019, directors were provided concentrated educational and development programs at Board meetings and through online training opportunities covering land management, First Nations relations, mining exploration, and cybersecurity. Several of our directors also attended programs focused on topics that are relevant to their duties as a director, including corporate governance, cybersecurity, diversity and inclusion, culture, climate change, ethics, corporate strategy, executive compensation, legal and regulatory developments, stockholder activism, finance and accounting, government relations, economic and political developments and current affairs.
Policy Regarding Director Nominating Process
The NCG Committee has adopted a policy pursuant to which a stockholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the NCG Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the NCG Committee has not formulated any specific minimum qualifications that it believes must be met by a nominee that the NCG Committee recommends to the Board, the NCG Committee will take into account the factors discussed under “Director and Nominee Experience and Qualifications” on page 7. The NCG Committee would evaluate any stockholder nominee according to the same criteria as a nominee from any other source.
Management Succession Planning and Talent Development
The Board oversees the recruitment, development, and retention of our senior executives. Significant focus is placed on succession planning both for key executive roles and also deeper into the organization. In-depth discussions occur multiple times per year in meetings of the Board, CLD Committee and NCG Committee, including in executive sessions to foster candid conversations. The full Board receives an annual presentation from Mr. Krebs, our CEO, and Ms. Schouten, our Senior Vice President, Human Resources, showing detailed succession plans for each executive and senior leadership position as well as the general managers for each operating mine and their senior leadership teams. These succession plans include development plans and readiness assessments for succession candidates. The CLD Committee receives regular presentations from Mr. Krebs and Ms. Schouten on the progress each executive has made on his or her individual development plans. These presentation materials result from a structured evaluation process by and under the leadership of Ms. Schouten which includes one-on-one discussions with key leaders around the Company about their teams and high-potential employees. Directors have regular and direct exposure to senior leadership and high-potential employees during Board and committee meetings and through other informal meetings and events held during the year.
Our focused succession planning enables us to timely identify internal and external candidates for key roles within the organization that recently transitioned. Most recently, the executive team identified Terrence F.D. Smith (who was then serving as the Company’s Vice President, North American Operations) as having the potential to one day lead the

Company’s Operations function. Emilie C. Schouten, Senior Vice President, Human Resources, in consultation with and under the direction of our CEO, Mr. Krebs, created and implemented a multi-year development strategy for Mr. Smith, to enable him to be in a position to assume leadership of Operations when needed. Mr. Krebs and Ms. Schouten provided regular updates to the CLD Committee and the Board on Mr. Smith’s development and readiness. This advance planning and proactive development of Mr. Smith allowed him to assume leadership of Operations when needed in late 2018.
Our internal succession planning process also gave us the clarity to understand in advance that a new Chief Financial Officer would need to be recruited externally in anticipation of the retirement of Peter C. Mitchell, who retired as Chief Financial Officer on December 31, 2018. This process provided us with ample time to conduct a thorough recruitment process, which involved the consideration of a number of potential candidates and a series of meetings and conversations involving executive management and Board members with a number of finalists, which ultimately concluded with the successful recruitment of Thomas S. Whelan and approval of his appointment by the Board. We believe the processes by which Messrs. Smith and Whelan came to be appointed as leaders of our Operations and Finance teams, respectively, demonstrates the effectiveness of our proactive succession planning and talent development strategy.
Board Oversight of Long-Term Strategy and Capital Allocation
The Board and management frequently discuss the long-term strategy of the Company. A significant amount of time is dedicated to strategy at each regular Board meeting, a focused review of strategy occurs annually, and the Board considers alignment of key initiatives with the Company’s strategy when approving significant actions. Our management team and Board integrate sustainability risks and opportunities into long-term strategy and capital allocation. Examples include our strategic decision to operate only in favorable jurisdictions from a legal certainty and rule of law perspective, constructing and operating lower-risk tailings storage facilities, actively promoting strong relationships with all stakeholders to support social license to operate, and actively managing our human capital to develop and attract the high-caliber talented workforce we need to succeed. In addition, the Board regularly invites leading investment banking firms and equity research analysts in our sector, precious metals research analysts and senior government officials to present to the Board to provide insights on the industry and the broader economy to consider in setting and overseeing long-term strategy. The Board actively oversees and provides constructive feedback on development of strategy and execution of key strategic initiatives through a combination of channels, including:
►	during dedicated discussions on formal Board agendas,
►	during executive sessions both with the CEO and among independent directors only,
►
through its committees in regard to matters subject to committee oversight (such as the CLDC in regard to alignment of compensation programs with long-term strategy and value-creation, the EHSCR Committee in regard to ESG initiatives, the NCGC in regard to Board refreshment and diversity and maintaining peer-leading corporate governance practices, and the Audit Committee in regard to financial risk management and maintaining a strong compliance program), and

►
through one-on-one discussions between directors and the CEO to leverage individual directors' unique perspectives and experiences by applying them to the Company's particular strategic opportunities and challenges.

We believe our Board's approach to oversight and counseling management is effective and provides a framework for sound strategy development and strategic decision-making.

Stockholder Outreach and Engagement
We view our relationship with our stockholders as a critical part of our corporate governance profile. Among other things, proactive engagement with our stockholders helps us to understand expectations for our performance, maintain transparency, and shape corporate governance and compensation policies.
Each year, we launch two main outreach efforts, one in the spring in conjunction with proxy season and one in the fall. Our independent directors are also available to engage with stockholders, either directly or as part of our regular stockholder engagement program. In 2019, we contacted all institutional stockholders who owned at least 0.15% of our aggregate outstanding shares of common stock (as of June 30, 2019), representing approximately 57.8% of our aggregate outstanding shares of common stock, and engaged with all stockholders who responded to our invitation to discuss corporate governance, executive compensation and ESG matters. This led to focused discussions with the stockholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs. Stockholder feedback is reported to and discussed with our Board and relevant committees. In recent years, we increased our focus and efforts on incorporating ESG factors into our long-term business strategy, increased the proportion of incentive compensation programs linked with ESG factors and improved communication of our ESG practices and performance with investors and other stakeholders. We also acted upon feedback on topics such as Board gender diversity and refreshment and proxy access. The CLD Committee’s introduction of a ROIC-based measure into the performance share program for 2020 aligns with feedback from stockholders that the program should have measures that drive long-term stockholder value.

We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The Board has adopted Corporate Governance Guidelines and the Code in accordance with NYSE corporate governance standards. We believe our Code, aligns with our purpose statement of “We Pursue a Higher Standard” by expecting all of our directors, officers and employees to seek and deliver a higher standard of honesty, ethics and integrity in every aspect of our business and throughout our organization. Copies of our Corporate Governance Guidelines and Code are available on the Corporate Governance page of our website, www.coeur.com/company/corporate-governance/, and to any stockholder who requests them. To the extent required under applicable rules, we have previously provided, and intend to provide in the future, amendment information to these documents and any waivers from our Code by posting to our website.
Responsibility
At Coeur, We Pursue a Higher Standard by striving to uphold our core values:
Protect – Our people, places, and planet
Develop – Quality resources, growth and plans
Deliver – Impactful results through teamwork
At the Board level, the EHSCR Committee primarily oversees ESG activities and receives an update on progress on ESG initiatives at every meeting. Each of the Board’s other committees also exercises oversight for some aspects of our ESG activities.

Coeur maintains best-in-class governance practices, as evidenced by our corporate governance score of “1” issued by Institutional Shareholder Services, which is the highest possible score. In 2019, our Board and Governance team were recognized with multiple awards exemplifying how We Pursue a Higher Standard.
►	Recognized by the 2020 Women on Boards as a “Winning ‘W’ Company” for having a Board comprised of at least 20% women in 2020
►	National Association of Corporate Directors 2019 Directorship 100, J. Kenneth Thompson, Director
►	Crain’s Chicago Notable General Counsel List, Casey Nault, SVP General Counsel and Secretary
►	Crain’s Chicago Notable Leaders in HR List, Emilie Schouten, SVP, Human Resources
►	Winner of the 2019 Corporate Secretary Magazine Corporate Governance Awards for Best Proxy Statement (small cap)
►	Finalist for the 2019 Corporate Secretary Magazine Corporate Governance Awards Best for Compliance & Ethics Program (small to mid-cap)
Environmental
Coeur is committed to best-in-class environmental performance. Our goal is to meet the needs of today while respecting the needs of future generations. We Protect our environment and communities, Develop plans that guide sustainable mineral production and Deliver environmental best practices in an effort to promote a strong environmental culture and stewardship with an objective to cause no harm to our communities or the environment.
In 2019, we expanded our existing ESG information management system to improve our ability to track the results of our enhanced ESG initiatives across all of our sites. Consistent and rigorous reporting and management of data is critical to measuring the environmental impact of our operations and success of our ESG initiatives. Our environmental compliance program is driven by robust internal policies and proactive risk management and internal controls. We incorporate concerns about climate change and the environment into our strategy and plans and seek to reduce our environmental footprint through efforts such as minimizing surface disturbance, beneficially reusing water, increasing energy efficiency year-over-year and practicing concurrent reclamation at our active operations.
More information about our environmental strategies and performance is available on our website, and we plan to make our 2020 Responsibility Report available on our website during the second quarter of 2020. The information on our website is not incorporated by reference in this Proxy Statement.
Social Responsibility – Our People
At Coeur, our core values of Protect, Develop and Deliver apply to our most valuable resources - our employees, contractors and communities. Safety is at the foundation of everything we do. We believe in everyone returning home safely every day, and we are proudly certified under the CoreSafety program through the National Mining Association. While the basics of safety include avoiding injury, we believe in a more comprehensive approach that includes proactively identifying and addressing hazards, exposures and risks. Our strategy has four key components that are expected of employees and contractors at every level:
►	Reduce exposure through formal risk assessments and predictive identification of high-risk tasks which then form the basis of standard operating procedures to make those tasks safe.
►	Recognize hazards before work begins as well as during work in order to identify and create mitigating controls.
►	Investigate incidents in order to determine a root cause and implement practices to prevent future occurrences.
►	Communicate effectively across the organization to drive engagement at all levels and focus on achieving safe outcomes.
Our innovative approach to safety was recognized in 2019 by the Verdantix Environment Health & Safety Innovation Award in Metals, Mining & Natural Resources for successful integration of “internet-of-things” devices with safety management software to increase efficiency, reduce silos and barriers and create a system that supports safe outcomes and business success.

Due to our sustained efforts and focus, we have seen significant improvements over time in worker safety. We achieved a companywide reduction in Employee + Contractor Total Reportable Injury Frequency Rate (“TRIFR”), which is one of the performance metrics under our 2019 Annual Incentive Plan, of 64% from 2012 to 2019 and an 11% reduction from 2018 to 2019, achieving a rate of 0.85 injury incidents per 200,000 hours worked during 2019.

Our commitment to positive safety and environmental outcomes is demonstrated in the inclusion of health and environmental metrics in our compensation program for over a decade. In 2019, 7.5% of AIP opportunity was tied to a reduction in significant spills compared to the prior year, and another 7.5% was tied to reducing companywide safety incidents compared to the prior year. On both measures, Company performance exceeded the target, as discussed in more detail in the CD&A beginning on page 38. In 2020, we will replace the spills reduction metric with a new AIP metric tied to reducing permit discharge limit exceedances and increase the weights of the environmental and safety metrics from 15% to 20% of our 2020 AIP program.
Social Responsibility - Our Communities
As a significant producer of gold and silver for over 90 years, Coeur has and continues to contribute to the long-term economic viability of the communities surrounding our five mining operations and other locations where Coeur maintains a presence. Our efforts have a lasting impact beyond the life of our mines.
Areas of focus for our community partnerships include:
►	Making a positive short- and long-term direct and indirect financial impact on local and regional economies through local hiring and sourcing, volunteering and donating
►	Partnering with and engaging community members through community involvement and outreach activities
We are proud to say that 71% of our employees are local to our operations and offices, expanding our direct and indirect positive economic impact in our communities. In 2019, we continued to engage with stakeholders across our communities and partnered with organizations to meet needs in each area. Highlights of our 2019 activities include:
►
Kensington – Striving to meet local needs and reduce waste, Coeur Kensington donated five sleeper trailers to Tlingit & Haida’s Reentry & Recovery department to create housing for reentry clients and $20,000 to help renovate the trailers.

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Palmarejo – To assist with local water needs, Palmarejo started the first phase of the SCALL (Sistema de Captura de Agua de Lluvia) project. The SCALL project is intended to provide homes with water for domestic use through repairs to roofs and installation of rainwater collection systems. Palmarejo provided the rainwater collection system to 87 homes in seven communities. Palmarejo will work with two additional communities in 2020.

►
Rochester – Demonstrating our commitment to youth education, Coeur Rochester participated in a career expo at Lowry High School in Winnemucca, Nevada. Representatives from Rochester presented to nearly 200 freshmen at the expo and provided information about career opportunities in the mining industry.

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Wharf – To enhance the capabilities of local first responders, Coeur Wharf’s Emergency Medical Services (EMS) team provided cyanide exposure and response training to the Fire Department and other emergency medical providers in Lead and Deadwood. The annual training helps first responders prepare for emergencies.

►
Silvertip –Coeur Silvertip partnered with the Watson Lake high school to address low attendance rates. Silvertip provides a small weekly prize and one large prize at the end of the year in a random drawing for students that maintain specified attendance levels.

►
Sterling (Project) – Coeur Sterling supported the Beatty Days celebration, the biggest local event of the year. Through participation, volunteerism, donations and presence at Beatty Days, Coeur Sterling was able to build meaningful partnerships, educate community members about the Sterling project and demonstrate their commitment to the nearby communities.

►
Chicago – Employees of the corporate office support the By the Hand Club, which provides services to K-12 students in several at-risk neighborhoods in Chicago, including after school programs which ensure students are fed, have access to safe facilities and obtain academic support. In 2019, Coeur employees participated in a reading competition, in which employees acted as judges and spent time mentoring the students.

For more information on corporate responsibility strategies and performance, visit the Responsibility page of our website.

    Human Capital Management
Our leadership principles are the foundation we use to navigate employee success

Effective human capital management at Coeur is critical to achieving our strategic goals. Coeur’s leadership principles are the foundation for a common language through which all employees can navigate individual success while collectively driving long-term value for our Company and stockholders. We seek to recruit employees at all levels who embody our principles through safe and ethical conduct. We invest in evaluating and developing our talent by providing meaningful feedback and training and believe that transparent, robust succession planning allows for progression and career growth, positioning the next generation of leaders to be ready to step up when needed. We believe retention and development offerings such as above-market rewards and front-line supervisor training are competitive advantages. We deliver high-quality jobs and career opportunities to our local communities and educate the next generation about careers in mining at Coeur. Our pledge to support the CEO ACTION for Diversity & Inclusion initiative publicly affirms Coeur’s existing practice to maintain equity among all employees.

Robust Succession Planning

From the operations to the boardroom, we conduct robust succession planning from the bottom to the top of the organization annually, by employing specific talent diagnostics and skill development needs. Rising stars and diversity discussions along with actions plans are reviewed with leadership on a quarterly basis.

Culture Assessment

One of our focuses in 2019 was to assess and evaluate our culture. We invited all employees to participate in a culture assessment by completing an anonymous survey. Employee participation exceeded industry benchmarks and feedback was reviewed by the management team and Board of Directors. The management team then reviewed the results with employees at each of our operations through facilitated discussions to gain additional insight into the feedback. During the second half of the year, we developed site-specific action plans to address feedback and plans to monitor progress in the future. The results of the assessment confirmed we have an ethical, safe and proud workforce and also highlighted areas for improvement for which we developed strategies to address. Highlights of the survey results included:

►	93% feel safe performing their jobs
►	92% feel comfortable reporting unsafe conditions or practices
►	91% believe that Coeur is committed to minimizing its impact on the environment
►	90% are proud to work at Coeur

Our culture is SAFE, ETHICAL and PROUD.

Employee Development

In 2019 we bolstered the annual employee performance review process by conducting 360-degree reviews for each member of our executive team, asking employees of varying seniority levels with whom each executive works to provide anonymous feedback. We believe this feedback is important to maintaining a strong culture by effectively assessing leadership performance and development, increasing accountability, facilitating succession planning and identifying areas for improvement and change. Each executive will be accountable for the areas for improvement identified in the 360-degree review process through the 2020 employee review process. We continued to provide opportunities for employees to participate in IMPACT Training, an intensive year-long training program created by Coeur for front-line supervisors throughout the organization focused on safety leadership and mining as a business. Through IMPACT training, we have invested over 17,000 hours of leadership training and personal development in 142 employees.

Diversity & Inclusion

Our President & CEO, Mitchell Krebs, is the first and only precious metals mining CEO to sign the CEO ACTION for Diversity & Inclusion pledge. This pledge highlights Coeur’s continuing commitment to fostering a diverse and inclusive workforce, evidenced by programs such as Coeur Heroes that has provided 87 career opportunities to current and former US Military personnel.

Local Hires

Investing in our local communities extends beyond financial support. In 2019, 71% of our employees were from the communities surrounding our operations. We provided 144 apprenticeships, over 30 scholarships and worked with organizations such as By the Hand Club in Chicago and The Lowry Foundation in Winnemucca, NV to educate youth in our communities about career opportunities in mining. Providing career opportunities to local community members and participating in community initiatives creates a closer connection between our operations and local stakeholders and communities.

Rewards & Wellness

As part of our fundamental need to attract and retain talent, we regularly evaluate our compensation, benefits and employee wellness offerings. Our average employee earns 25% more than the average employee in their local markets according to industry benchmarking. Over 96% of U.S. employees are enrolled in our medical benefit plan, and over 90% of U.S. employees contribute to our 401(k) plan. Supplemental healthcare is provided above government requirements in both Canada and Mexico. Coeur was one of the first in the industry to provide domestic partner benefits in 2013 and participation has increased 70% since introduction.

Policy Regarding Stockholder and Other
Interested Person Communications with Directors
Stockholders and other interested persons desiring to communicate with a director, the independent directors as a group or the full Board may address such communication to the attention of our Corporate Secretary, 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603, and such communication will be forwarded to the intended recipient or recipients.
Compensation Consultant Disclosure
The CLD Committee retained Semler Brossy for the 2019 compensation year to provide information, analyses, and advice regarding executive and director compensation, as described below. Semler Brossy is a compensation consulting firm specializing in executive compensation consulting services and reports directly to the CLD Committee.
Semler Brossy provided the following services for the CLD Committee during 2019 and early 2020:
►	Evaluated our executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;
►	Advised the CLD Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;
►	Assessed the alignment of our executive compensation levels relative to our compensation philosophy;
►	Briefed the CLD Committee on executive compensation trends among our peers and the broader industry; and
►	Evaluated our non-employee director compensation levels and program relative to the competitive market.
At the CLD Committee’s direction, Semler Brossy provided the following additional services for the CLD Committee during 2019 and in early 2020:
►	Advised on the design of our annual and long-term incentive awards, described in “Compensation Discussion and Analysis”, and
►	Assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.
In the course of conducting its activities, Semler Brossy attended all six meetings of the CLD Committee during 2019 and presented its findings and recommendations for discussion.
The decisions made by the CLD Committee are its responsibility and may reflect factors and considerations other than the information and recommendations provided by Semler Brossy or any other advisor to the CLD Committee. Semler Brossy reported directly to the CLD Committee following its appointment as the Committee’s independent consultant and provided no services during such time to Coeur other than executive and nonemployee director compensation consulting services at the direction or with the consent of the CLD Committee. Semler Brossy has no other direct or indirect business or relationships with Coeur or any of its affiliates and no current business or personal relationships with members of the CLD Committee or our executive officers. In addition, in its agreement with the CLD Committee, Semler Brossy agreed to advise the Chair of the CLD Committee if any potential conflicts of interest arise that could cause Semler Brossy’s independence to be questioned, and not to undertake projects for management except at the request or with the prior consent of the CLD Committee Chair and as an agent for the CLD Committee.
In March 2020, the CLD Committee considered the following six factors with respect to Semler Brossy: (i) the provision of other services to Coeur by Semler Brossy; (ii) the amount of fees received from Coeur by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy with a member of the CLD Committee; (v) any Coeur stock owned by Semler Brossy; and (vi) any business or personal relationship of Semler Brossy with any of our executive officers. After considering the foregoing factors, the CLD Committee determined that Semler Brossy was independent and that the work of Semler Brossy with the CLD Committee for the 2019 compensation year did not raise any conflicts of interest.
Risk Oversight
The Board is responsible for overseeing management’s mitigation of the major risks facing Coeur, including but not limited to:
►	Management succession planning	►	Strategic asset portfolio optimization
►	Major project execution	►	Health, safety, environmental and social responsibility risks
►	Cybersecurity	►	Commodity price volatility
►	Public policy and regulatory changes	►	Balance sheet management and access to capital
In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the EHSCR Committee, the CLD Committee and the NCG Committee.
Committee	Oversight Role
Audit
Reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities, and discusses policies with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance, and information technology and cybersecurity. Oversees the process for determining and monitoring the independence of the independent auditor, reviews non-GAAP measures included in the Company’s financial statements, SEC filings, press releases and other investor materials, oversees the implementation of new accounting standards and reviews with the independent auditor critical audit matters expected to be described in the independent auditor’s report. In addition, oversees the Company’s compliance program including compliance with the Company’s Code of Business Conduct and Ethics and whistleblower reporting framework.

EHSCR	Reviews the effectiveness of our ESG programs and performance, including but not limited to our compliance with environmental and safety laws, and oversees community relations risk management.
CLD
Responsible for recommending compensation for executive officers that includes performance-based award opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. For a discussion of the CLD Committee’s assessments of compensation-related risks, see “Compensation and Leadership Development Committee Role in Risk” below. Oversees succession planning for the CEO in conjunction with the NCG Committee and oversees other executives’ progress against development plans as part of its leadership development oversight scope.

Committee	Oversight Role
NCG
Oversees risks related to our corporate governance, including Board and director performance, director and CEO succession, and the review of Coeur’s Corporate Governance Guidelines and other governance documents. Also oversees CEO succession planning in conjunction with the CLD Committee.

In performing their oversight responsibilities, each of these committees periodically discusses with management and provides guidance regarding our policies with respect to risk assessment and risk management and reports to the Board regularly on matters relating to the specific areas of risk the committee oversees.
Throughout the year, the Board and relevant committees each receive reports from and engage with management regarding major risks and exposures facing Coeur and the steps management has taken to monitor and control such risks and exposures. The Board also dedicates a portion of their meetings to reviewing and discussing specific risk topics in greater detail and providing input and counseling management on risk mitigation and compliance enforcement.
Compensation and Leadership Development Committee Role in Risk
The CLD Committee conducts a yearly analysis of the current risk profile of our compensation programs, including a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. This annual exercise has identified numerous ways in which our compensation programs are structured to mitigate risk, including:
►	the structure consisting of both fixed and variable compensation that rewards both annual and long-term performance;
►	the balance between long- and short-term incentive programs, with greater weight placed on long-term programs;
►	the use of caps or maximum amounts in our incentive programs;
►	the use of multiple performance metrics under our incentive plans;
►	a heavier weighting toward overall corporate performance for cash-based incentive plans;
►	time-based vesting for equity-based awards (including performance share awards) to promote retention; and
►	strict and effective internal controls.
In addition, Coeur has a clawback and forfeiture policy providing for the recovery, repayment or recoupment of incentive payments to (i) executive officers (as defined under SEC rules) in certain instances involving financial restatements and (ii) Company officers in certain circumstances involving misconduct, which further mitigates risk.
Compensation and Leadership Development Committee Interlocks and Insider Participation
None of the members of the CLD Committee during 2019 or as of the date of this proxy statement is or has been an officer or employee of Coeur, and no executive officer of Coeur served on the compensation committee or board of any company that employed any member of the CLD Committee or Board during that time.
Audit and Non-Audit Fees
Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended 2019. The following table presents fees for professional services rendered by Grant Thornton for 2019 and 2018.
	2019	2018
Audit Fees(1)	$1,487,192	$1,524,402
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All-Other Fees	$—	$—
(1)
Audit fees were primarily for professional services related to the audits of the consolidated financial statements and internal controls over financial reporting, review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, comfort letters, consents, and other services related to SEC matters.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 201(c)(7)(i)(C) under Regulation S-X.
Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services
The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of our independent auditor to perform audit services, as well as permissible non-audit services. The nature of the policies and procedures depend upon the nature of the services involved, as follows:
Service	Description
Audit Services
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on our financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

Audit-Related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Audit-related services are subject to the specific pre-approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services
Tax services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will not approve the retention of the independent auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

All Other Services
Pre-approval by the Audit Committee is required for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

Our Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee. The Audit Committee Chair has been delegated pre-approval authority to address any approvals for services requested between Audit Committee meetings.
AUDIT COMMITTEE REPORT
The Audit Committee, which consists of Linda L. Adamany (Chair), Sebastian Edwards, Randolph E. Gress and Jessica L. McDonald, is governed by its charter, a copy of which is available on the Corporate Governance page of our website http://www.coeur.com/company/corporate-governance/. The Board has determined that each of Linda L. Adamany and Randolph E. Gress is an “audit committee financial expert” within the meaning of rules adopted by the SEC. All of the members of the Audit Committee are “independent” as defined in the rules of the SEC and the listing standards of the New York Stock Exchange.
The Audit Committee assists the Board in fulfilling its responsibilities to stockholders with respect to our independent auditors, our internal audit function, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditors and internal audit function.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the 2019 audit. On a quarterly basis, the Audit Committee meets separately with the Company’s independent registered public accounting firm, Grant Thornton LLP, without management present, and the Company’s internal auditors, to discuss the results of their audits and reviews, the cooperation received by the auditors during the audit examination, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Committee also meets separately with the Company’s Chief Financial Officer and General Counsel quarterly and with the Company’s Chief Executive Officer from time to time. Following these separate discussions, the Audit Committee meets in executive session.
The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.
Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Discussion topics included the quality and acceptability of accounting principles, the reasonableness of significant judgments, including impairments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.
The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under applicable standards of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.
Grant Thornton LLP reported to the Audit Committee that:
►	there were no disagreements with management;
►	it was not aware of any consultations about significant matters that management discussed with other auditors;
►	no major issues were discussed with management prior to Grant Thornton LLP’s retention;
►	it received full cooperation and complete access to our books and records;
►	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;
►	there were no material weaknesses identified in its testing of our internal control over financial reporting; and
►	there were no known material misstatements identified in its review of our interim reports.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
In addition, the Audit Committee selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board is recommending to our stockholders that they ratify and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Audit Committee of the Board of Directors
LINDA L. ADAMANY, Chair
SEBASTIAN EDWARDS
RANDOLPH E. GRESS
JESSICA L. MCDONALD

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm for 2020	The Board of Directors recommends a vote FOR the appointment of Grant Thornton LLP
What am I voting for?
►	Ratifying the selection of Grant Thornton LLP as the independent auditor of our consolidated financial statements and our internal control over financial reporting for 2020
The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020. Grant Thornton LLP served as the Company’s independent registered public accounting firm for each fiscal year beginning with the fiscal year ended December 31, 2016, and Grant Thornton LLP’s tenure was considered by the Audit Committee in its assessment of Grant Thornton LLP’s independence.
As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.
The Board has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the appointment of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	48	President, Chief Executive Officer & Director	2011	1995
Thomas S. Whelan	50	Senior Vice President & Chief Financial Officer	2019	2019
Casey M. Nault	48	Senior Vice President, General Counsel & Secretary	2015	2012
Hans J. Rasmussen	60	Senior Vice President, Exploration	2016	2013
Emilie C. Schouten	41	Senior Vice President, Human Resources	2018	2013
Terrence F.D. Smith	44	Senior Vice President, Operations	2018	2013
Kenneth J. Watkinson	51	Vice President, Corporate Controller & Chief Accounting Officer	2018	2013

Mitchell J. Krebs, President, Chief Executive Officer & Director
Age: 48	►
Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. in July 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006.

	►	Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc.
►
Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University. Mr. Krebs also serves as a member of the board of directors of Kansas City Southern Railway Company since May 2017 (Audit Committee; Finance Committee). His is a member of the Board of National Mining Association (Executive Committee; Chairman of Audit and Finance Committee) and a past President of The Silver Institute.

Thomas S. Whelan, Senior Vice President & Chief Financial Officer
Age: 50	►	Thomas S. Whelan was appointed Senior Vice President and Chief Financial Officer in January 2019.
►
Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired by South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017.

►
He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.

Casey M. Nault, Senior Vice President, General Counsel & Secretary
Age: 48	►
Casey M. Nault was appointed Senior Vice President, General Counsel and Secretary in January 2015. Mr. Nault was appointed as Vice President and General Counsel upon joining Coeur in April 2012 and was appointed Secretary in May 2012.

►
Mr. Nault has over 20 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings and other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation.

	►	Mr. Nault has a B.A. in Philosophy from the University of Washington and received his law degree from the University Southern California Law School.
Hans J. Rasmussen, Senior Vice President, Exploration
Age: 60	►	Hans J. Rasmussen was appointed Senior Vice President, Exploration in January 2016. Mr. Rasmussen was appointed Vice President, Exploration upon joining Coeur in September 2013.
►
Mr. Rasmussen has many years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto, as well as serving as a consultant for senior producers such as BHP, Teck-Cominco and Quadra Mining. From 2004 to 2013, he was an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia, including as President and Chief Executive Officer of Colombia Crest Gold Corp. from 2007 to 2013. Mr. Rasmussen has served on the Board of Directors of Atex Resources Inc. (formerly known as Colombia Crest Gold Corp.) since 2006.

	►	Mr. Rasmussen has a Master of Science in Geophysics from the University of Utah and Bachelor of Science degrees in Geology and Physics from Southern Oregon University.

Emilie C. Schouten, Senior Vice President, Human Resources
Age: 41	►
Emilie C. Schouten was named Senior Vice President, Human Resources in May 2018. She joined Coeur in 2013 as the Director of Talent Acquisition and Development. She was one of the first hired when Coeur moved the headquarters to Chicago and therefore, was instrumental in hiring the new team and implementing the performance management system for the Company.

►
Emilie has nearly 20 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as a HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Emilie went on to become the Director of Training and Development.

	►	Emilie has a B.A. in Sociology from Michigan State University and a M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

Terrence F.D. Smith, Senior Vice President, Operations
Age: 44	►	Terry Smith was named Senior Vice President, Operations in December 2018. Mr. Smith joined Coeur in 2013 as the Vice President, North American Operations.
►
Prior to joining Coeur, he served as Vice President of Project Development and Assessments of Hunter Dickenson Inc. Mr. Smith has managed projects ranging from scoping to the feasibility level, coordinated field investigations, metallurgy laboratory testing, and engineering design. He also has significant experience in strategic project planning and due diligence reviews for potential acquisitions including environmental, metallurgical, geotechnical and mining inputs. Mr. Smith has also served as Manager of Operations Support for Barrick Gold Corporation in Toronto and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver.

	►	Mr. Smith holds a Bachelor of Mining Engineering from Laurentian University in Sudbury, Ontario.

Kenneth J. Watkinson, Vice President, Corporate Controller & Chief Accounting Officer
Age: 51	►
Ken Watkinson was appointed Chief Accounting Officer in February 2018. He was named Vice President, Corporate Controller in March 2017. He joined Coeur in September 2013 as Director of Financial Reporting.

►
Mr. Watkinson came to Coeur from HSBC North America where he managed SEC reporting for HSBC USA, Inc. He previously served as Senior Manager of SEC Reporting for Baxter International Inc. and Manager of Consolidations and Reporting for Kraft Foods, Inc.

	►	Mr. Watkinson is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Northeastern Illinois University.

SHARE OWNERSHIP
The following table sets forth information, as of the close of business on March 17, 2020 (except as otherwise noted), concerning the beneficial ownership of our common stock by (i) each beneficial holder of more than 5% of our outstanding shares of common stock, (ii) each of our current directors and director nominees, (iii) each of our Named Executive Officers, or NEOs, listed in the 2019 Summary Compensation Table on page 62, and (iv) by all of our current directors and executive officers as a group.
Stockholder	Shares Beneficially Owned	Percent of Outstanding
Van Eck Associates Corp.	26,649,113(1)	11.1%
BlackRock, Inc.	20,379,604(2)	8.5%
The Vanguard Group, Inc.	20,240,705(3)	8.4%
Dimensional Fund Advisors LP	17,575,032(4)	7.3%
Mitchell J. Krebs	1,260,910(5)	*
Robert E. Mellor	169,289	*
J. Kenneth Thompson	178,223	*
John H. Robinson	143,623	*
Linda L. Adamany	128,203	*
Randolph E. Gress	157,483	*
Sebastian Edwards	111,053	*
Eduardo Luna	45,942	*
Jessica L. McDonald	28,364(6)	*
Brian E. Sandoval	39,012	*
Thomas S. Whelan	281,494	*
Casey M. Nault	409,291(5)	*
Hans J. Rasmussen	350,655(5)	*
Emilie C. Schouten	130,170	*
All current executive officers and directors as a group (16 persons)	3,788,374(5)	1.6%
*	Holding constitutes less than 1% of the outstanding shares on March 17, 2020 of 243,595,204.
(1)
As of December 31, 2019, based on information contained in a Schedule 13G/A filed on February 6, 2020, Van Eck Associates Corporation had sole voting and dispositive power over 26,649,113 shares. The shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, one of which individually owns more than 5% of the outstanding shares. The address for Van Eck Associates Corporation is 666 Third Ave. – 9th Floor, New York, NY 10017.

(2)
As of December 31, 2019, based on information contained in a Schedule 13G filed on February 5, 2020, Blackrock, Inc. had sole voting power over 20,379,604 20hares and sole dispositive power over 20,379,604 shares. The address for Blackrock, Inc. is 55 E. 52nd St., New York, NY 10055.

(3)
As of December 31, 2019, based on information contained in a Schedule 13G/A filed on February 12, 2020, The Vanguard Group, Inc. had sole voting power over 225,433 shares, shared voting power over 40,672 shares, sole dispositive power over 20,000,947 shares and shared dispositive power over 239,758 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
As of December 31, 2019, based on information contained in a Schedule 13G filing on February 12, 2020, Dimensional Fund Advisors LP (“Dimensional Advisors”) had sole voting power over 17,150,400 shares and, together with certain of its subsidiaries, acting as investment advisor, investment manager or sub-adviser to four investment companies, had shared voting and/or investment power over 17,575,032 shares and may be deemed to be the beneficial owner of the shares of the Company held by such funds. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)
Holdings include the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003/2015 Long-Term Incentive Plans and exercisable within 60 days of March 11, 2020: Mitchell J. Krebs — 64,617 shares; Casey M. Nault — 18,207 shares; Hans J. Rasmussen – 5,598; Terrence F. Smith — 28,261 shares; and all current directors and executive officers as a group — 116,683 shares.

(6)
Excludes 17,578 restricted stock units (“RSUs”). Each RSU represents a contingent right to receive one share of Company common stock, which will be delivered to Ms. McDonald on the 60th day after separation from Board service.

COMPENSATION DISCUSSION AND ANALYSIS
This CD&A describes the components of our executive compensation program, provides a discussion of our executive compensation philosophy, the program’s elements, policies and practices, and the impact of Company performance on compensation results. It also describes how and why the CLD Committee of the Board arrived at specific 2019 executive compensation decisions and the factors the CLD Committee considered in making those decisions.
Our 2019 NEOs:
Mitchell J. Krebs	Thomas S. Whelan	Casey M. Nault	Emilie C. Schouten	Hans J. Rasmussen
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary	Senior Vice President, Human Resources	Senior Vice President, Exploration

CD&A Summary
Who We Are
Coeur is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America. Coeur is headquartered in Chicago, Illinois and employs approximately 1,900 people companywide.

SILVERTIP
KENSINGTON
WHARF
ROCHESTER
CORPORATE OFFICE
PALMAREJO

Our Strategy
Coeur strives to integrate sustainable operations and development into our business decisions and strategic goals. We proactively conduct our business with a focus on positively impacting the environment, as well as the health and safety, and socioeconomics of our people and the communities in which we operate. Coeur’s strategy is to discover, develop and operate a balanced portfolio of high-quality precious metals assets currently in North America. Our strategy is guided by our purpose statement, We Pursue a Higher Standard, and three key principles: Protect our People, Places and Planet; Develop Quality Resources, Growth and Plans; and Deliver Impactful Results through Teamwork.

2019 Macroeconomic Environment
Our business is highly dependent on the market prices of gold, silver, zinc and lead, commodities that are actively traded and frequently experience significant price volatility. Macroeconomic conditions during 2019 and the three-year period from 2017-2019 significantly impacted our business results, stockholder returns and, as a result, executive compensation.
Over the three years ended December 31, 2019, U.S. equity markets posted strong overall gains. Through most of this period, major indices such as the Dow Jones Industrial Average and S&P 500 repeatedly registered record highs. During the same three-year period, London Bullion Market Association gold and silver prices increased 32% and 11%, respectively. Despite the overall price appreciation, both metals experienced significant volatility, weakening in the second half of 2018 before outperforming during much of 2019. Period-high prices were registered in September 2019 on the back of the U.S. Federal Reserve lowering its target federal funds rate for the first time since 2008, providing support for precious metals prices, and amid escalating geopolitical risks. At the same time, growing concern around trade tensions and fears of slowing global growth acted as headwinds for base metals. After zinc and lead prices increased in the second half of 2017 and peaked in the beginning of 2018, both trended downward before testing multi-year lows in 2019. During the three-year period of 2017-2019, peak-to-trough spot prices of London Metal Exchange-grade zinc and lead decreased 39% and 34% respectively.
As the first table below shows, Coeur’s and its peers’(1) stock prices generally moved in tandem with gold and silver metals prices during this three-year period. Due to a variety of factors, Coeur’s stock price is more highly levered to changes in metals prices than our peers, which means that in times of rising metals prices, Coeur’s stock tends to outperform our peers (e.g., in the second half of 2019), while we tend to underperform peers in times of weakening metals prices (e.g., in the first half of 2019).

(1)	See “Peer Group” on page 47 for more information.

Company Performance

During 2019, the Company focused on continuing to operate safely and responsibly, improving financial performance, reducing Total Debt, advancing key capital projects at our existing mines and continuing our success-based exploration program. Our performance against these goals is highlighted below.

Strong performance at our gold operations, partially offset by operational challenges at two operations and difficult market conditions for zinc and lead, resulted in improved financial results YOY. Positive environmental, health, and safety results.

►
Continued Positive Environmental, Health and Safety Results – Throughout 2019, Coeur demonstrated its commitment to Pursue a Higher Standard by continuing to protect its people, places and planet and supporting long-running ESG initiatives with more robust and consistent data and information gathering so that we can better track progress and measure results. The Company’s lost-time injury frequency rate and total reportable injury frequency rate declined by 9% and 11%, respectively, year-over-year. Coeur also reduced its number of significant spills by 73% in 2019. We invested significant time in volunteer work in our communities along with meaningful financial support. For 2020, we also increased the portion of AIP corporate goals linked to ESG factors from 15% to 20%, further demonstrating our commitment to ESG initiatives and their importance to our overall strategy. See “Responsibility” on page 23 for more information about our ESG initiatives.

►
Solid Improvement in Annual Financial Results – Revenue, operating cash flow and adjusted EBITDA increased 14%, 357% and 11%, respectively, in 2019. The year-over-year improvement in financial results reflected solid performance from the Company’s primary gold operations as well as higher precious metals prices during the year. During the final three quarters of 2019, the Company generated $107.7 million of OCF and $35.4 million of FCF, and quarterly companywide FCF increased for three consecutive quarters to end the year.

►
Success from 2019 Exploration Campaign Delivers Mineralization Growth – The Company focused its exploration efforts primarily on expansion drilling in 2019. Measured and indicated mineralized material increased across all metals. Proven and probable silver reserves also increased, while zinc and lead reserves were consistent year-over-year(1).

►	Strong Performance at Primary Gold Operations
○
At the Palmarejo complex in northern Mexico, production at the new La Nación underground mine successfully ramped-up, averaging approximately 700 tons per day (“tpd”) during the fourth quarter, which was well in excess of the 400 tpd target. Lower overall 2019 production attributable to lower average grades was offset by higher gold and silver prices, which drove a 3% increase in metal sales, cost performance within 2019 guidance ranges and FCF of $66.5 million.

○
Kensington delivered $72.0 million in OCF and $48.5 million in FCF reflecting a 21% year-over-year increase in gold production driven by the first full year of production from the high-grade Jualin deposit, and adjusted costs were under the low end of the 2019 guidance range and 13% lower than 2018.

○	At Wharf, gold production was 10% higher year-over-year and adjusted CAS was within the 2019 guidance range, leading to $39.3 million in OCF and $37.1 million in FCF.
►
Three Consecutive Quarters of Increasing, Positive Free Cash Flow – Coeur generated $18.4 million of FCF during the fourth quarter of 2019, representing a 63% increase compared to the prior period. The third consecutive quarter of increasing, positive FCF was primarily driven by strong performance from the Palmarejo, Kensington and Wharf operations.

►
Significant Reduction in Total Indebtedness – The Company reduced Total Debt by $163.3 million during 2019, a 36% reduction compared to the end of 2018, reflecting the results of focused deleveraging initiatives and improved financial performance throughout 2019.

►	Continued Execution of Key Capital Projects
○
A new crushing circuit was commissioned at Rochester, incorporating a high-pressure grinding roll (“HPGR”) crusher. Initial results from the HPGR unit have been encouraging, with an isolated 194,000-ton section of the Stage IV leach pad exhibiting a 60-day silver recovery rate significantly better than recoveries from traditionally-crushed material.

○
We completed preliminary steps related to the Plan of Operations Amendment 11 (“POA 11”) expansion project at Rochester and expect to receive the Record of Decision from the Bureau of Land Management in the first half of 2020. The Company is completing engineering, procurement and construction planning and expects to request formal approval from the Board to advance the project in mid-2020.

○
Palmarejo commissioned a new thickener during the third quarter which immediately began delivering positive results for the operation by improving metallurgical recoveries. The project is anticipated to have a one-year payback.

►
Rochester Results Fell Short of Guidance – Silver and gold production at Rochester were 24% and 46% lower, respectively, year-over-year, resulting from downtime related to the commissioning of the new crushing circuit, including delays arising from the failure of a secondary crusher which had to be replaced with a smaller unit, which drove lower-than-expected throughput during the second half of the year.

►
Temporary Suspension of Mining and Processing Activities at Silvertip – In the first quarter of 2020, the Company made the decision to temporarily suspend mining and processing activities at Silvertip, which accounted for 6% of revenue in 2019, as a result of the further deterioration in zinc and lead market conditions as well as ongoing operating challenges primarily related to the processing facility. The Company plans to (i) significantly increase its exploration investment in 2020 to potentially further expand the resource and extend the mine life, and (ii) pursue a potential mill expansion to better position the asset for long-term success. During 2019, silver, lead and zinc production at Silvertip fell below the 2019 guidance range.

►
Continued Proactive Refreshment of the Board of Directors – The Board added Brian E. Sandoval, former Governor of Nevada, in early 2019, the third new director added in the past two years. Each of our three new directors is highly-qualified, has highly-relevant experience and increase the overall diversity of the Board, including valuable experience in Mexico and Nevada (Messrs. Luna and Sandoval, respectively), where Palmarejo and Rochester, our two largest mines by revenue, are located, and British Columbia, Canada (Ms. McDonald), where the Silvertip mine, our newest mine and first operation in Canada, is located.

(1)	Year-end 2019 reserves and mineralized material as published by Coeur on February 19, 2020.

Alignment of 2019 Compensation

As highlighted below, the results of our executive compensation programs for 2019 and the three-year period ended December 31, 2019 were aligned with our operational and financial performance and stockholder returns.

Despite strong performance from gold operations, underperformance at Silvertip and Rochester drove below-target overall operating and financial performance resulting in a 67% corporate AIP score and 28% payout for PSUs

	2019 Performance	2019 Compensation Result
Actual Pay Compared to Target	► Despite strong performance from our gold operations, underperformance at Silvertip and Rochester drove below-target overall operating and financial performance	► Three-year PSUs paid out at 28% of target ► Corporate AIP score of 67% of target
LTIP – Performance Shares	► Below-target overall performance	► 28% overall payout of 2017 PSU award:
	► Three-year TSR performance in the 22nd percentile of peers	► Zero payout of PSUs linked to three-year relative TSR (50% weighting)
	► Three-year OCF per share growth below threshold driven primarily by below-target production at Rochester and Silvertip and weak zinc and lead markets impacting Silvertip revenue	► Zero payout of PSUs linked to three- year OCF per share (25% weighting)
	► 2.5% increase in reserves and measured and indicated mineralized material per share from continuing operations during the 2017-2019 performance period	► 113% payout of PSUs linked to growth of reserves and measured and indicated mineralized material per share from continuing operations (25% weighting)
LTIP – Restricted Shares	► 81% one-year stock price increase in 2019	► Value of unvested restricted shares issued to executives in early 2019 increased 57% as of December 31, 2019
AIP
► Below-target overall operating and
  financial results
► Below target silver equivalent
  production(1), silver equivalent CAS(1) per
  ounce and adjusted EBITDA driven
  primarily by operational challenges
  at Silvertip and challenges related to
  commissioning of the new crusher circuit
  at Rochester
► Solid gold production and CAS per ounce

► Above target performance for reduction in significant spills and employee and contractor safety incident rate

► 67% overall payout of portion of AIP tied
  to strategic corporate annual objectives
► Zero payout for silver equivalent
   production and CAS per ounce(1) and
  53% payout for adjusted EBITDA

► Payout of 93% and 90% of target for
  metrics tied to gold production and gold
  CAS, respectively
► 157% payout for metrics tied to safety
  and environmental performance

(1)
Silver equivalent production and CAS includes zinc and lead as silver equivalents with silver equivalency based on average spot prices for the year ended December 31, 2019. See “Appendix A--Certain Additional Information” for average applicable spot prices and corresponding ratios.

Our Executive Compensation Program
Our CLD Committee continues to drive strong pay-for-performance alignment in our executive compensation program and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. As described below, we seek to continuously refine and improve our executive compensation program and practices to ensure consistency with this philosophy.
Our Executive Compensation Practices
What We Do		What We Do Not Do
►	Pay for performance with strong alignment of realized pay to TSR	►	No hedging Coeur stock
		►	No pledging Coeur stock
►	Proactive stockholder outreach with meaningful compensation program changes made based on feedback	►	No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments
►	AIP metrics drive stockholder value, with rigorous goals tied to Board-approved budget and safety and environmental objectives	►	No holding Coeur stock in margin accounts
		►	No employment contracts for NEOs other than CEO
►	Majority of equity compensation in the form of performance shares with three-year cliff vesting tied to rigorous value-driving internal performance metrics, with relative TSR as a modifier	►	No re-pricing of stock options or SARs without stockholder approval
		►	No “single trigger” cash severance based solely upon a change-in-control of the company
►	Majority of compensation “at-risk”
►	Independent compensation consultant
►	Modest perquisites
►	“Double trigger” equity acceleration upon a change-in-control
►	Stock ownership guidelines for our directors and executive officers, including 6x base salary for CEO
►	Clawback policy covering both financial restatements and misconduct
►	Annual stockholder “say on pay” vote
►	100% of CEO AIP based on Company goals
Executive Compensation Program Philosophy
Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. The objectives of our executive compensation program are to:
►	Drive performance against critical strategic goals designed to create long-term stockholder value
►	Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent
We believe these compensation objectives directly drive achievement of our long-term strategic objectives, including continuous improvement in safety and environmental performance, lowering costs, increasing cash flow, and increasing reserves and other mineralized material.
We analyze target total direct compensation (base salary, target annual incentive, and target equity award value) relative to our peers. Specific opportunities are established based on factors such as executive’s scope and breadth of roles performed, experience in position, performance and other factors deemed relevant by the CLD Committee. The CLD Committee formally reviews and evaluates every pay action versus the 25th, 50th and 75th percentile of peers, but does not tie individual compensation decisions to specific target percentiles.

Our compensation program is designed to include multiple elements with varying characteristics which allow us to retain strong talent and reward performance for achievement of both long-term and short-term goals. The CLD Committee determines the appropriate mix of these compensation elements in consultation with an independent compensation consultant and with appropriate input from management.
Compensation structures across the Company are designed to promote success at our operations and create long-term value for our stockholders while taking into consideration the varying roles of our employees. Site leadership and certain members of the corporate management team receive restricted shares under LTIP that vest over a three-year period, promoting alignment with long-term stockholder value. All employees participate in our AIP or a similar cash incentive program with operational metrics designed to promote the success of our business and which vary based on the role of the employee:
►	Corporate employees support the goals and objectives of our NEOs and participate in the AIP with the same metrics as our NEOs, along with an individual performance component.
►
Leadership and managers at our operations participate in the AIP, modified to promote the achievement of site-specific goals aligned with overall Company strategy, including the execution of key projects and a significant component tied to safety and environmental performance, with those goals and projects forming part of the Company’s broader comprehensive strategy to create long-term stockholder value.

►
Hourly employees at our operations participate in cash incentive programs designed to drive achievement of core operational performance and site-specific goals, such as production, safety and environmental goals, which are key to our business of producing precious metals safely and responsibly.

Similar to our NEO compensation program, our compensation programs at all levels of the Company are intended to attract and retain talented employees who can drive achievement of our strategic objectives and live up to our core values. To that end, we regularly benchmark with industry peers and, where appropriate, the general market, to ensure we are offering competitive compensation and appropriate premiums for remote and camp assignments in line with industry standards.
2019 Direct Compensation Elements
Compensation Component	Objective		Key Features
Base salary	►	Provide a fixed base pay for performance of core job responsibilities	►	Initial levels and annual adjustments are based on positioning relative to the market and experience of the executive
	►	Attract and retain highly skilled individuals
AIP	►	Performance-based and “at risk”	►
Cash payments based on Company and individual performance, with a high percentage weighted on Company performance (100% in the case of the CEO). Individual performance component capped below 100% if one-year TSR is negative

	►	Drive achievement of annual Company financial, operational, environmental and safety goals and, for NEOs other than the CEO, individual executive goals
LTIP	►	Performance-based and “at risk”	►	Mix of 60% performance shares and 40% time vesting restricted stock
	►	Align executive and stockholder interests, drive the creation of long-term stockholder value, attract and retain talented executives	►	Restricted stock vests ratably over three years
			►	Performance shares cliff-vest after a three-year performance period, based on growth in reserves and mineralized material and growth in operating cash flow from continuing operations per share

A substantial majority of the components of the 2019 executive compensation program are variable and “at risk” demonstrating our strong pay-for-performance alignment.
Direct Compensation Component	Performance Based	Value Linked to Stock Price	Value Not Linked to Stock Price	% of CEO Target Pay	% of NEO Target Pay (Average)
Base Salary			•	19%	26%	Fixed
Annual Incentive Plan	•		•	24%	21%	Variable and “at risk”
Restricted Stock		•		23%	21%
Internal Metric-Based PSUs	•	•		34%	32%
The variable components of our 2019 executive compensation program are also aligned with our strategic objectives and purpose statement.
PROTECT
We are focused on safeguarding the safety and health of our employees and protecting the environments where we operate. Our AIP rewards outstanding health, safety and environmental performance to reflect this commitment.
	TRIFR % Reduction	AIP 15%
% Reduction in Significant Spills
DEVELOP
We endeavor to develop quality resources, grow and enhance our assets, pursue new opportunities, develop and grow our people, and build a solid technical foundation. Our LTIP award structure drives performance against these goals by tying a portion of our performance shares to increases in our reserves and other mineralized material, whether at our existing operations or through the acquisition of new properties and assets. Our AIP encourages development of our executives and employees by rewarding exemplary individual performance and growth.
	Three-Year Growth in Reserves and Measured & Indicated Mineralized Material from Continuing Operations	PSUs(1) 50%
	Individual Component of AIP Except the CEO	Varies by NEO
DELIVER
We strive to deliver impactful results through teamwork and act with integrity. Both our AIP and LTIP reward achievement of operational and financial objectives and creation of long-term stockholder value, tying payouts to achieving production and adjusted EBITDA targets, reducing costs, and increasing OCF per share, while our clawback policy holds our executives accountable to act with integrity and in accordance with applicable laws in achieving the goals linked to our compensation programs.
	Costs Applicable to Sales & Adjusted EBITDA	AIP 60%
	Three-Year Growth in OCF from Continuing Operations/Share	PSUs(1) 50%
	Production	AIP 25%
(1)	The two internal performance share metrics are subject to a relative TSR modifier that adjusts payouts +/- 25% for top or bottom quartile performance compared to peers.

2019 Total Direct Compensation Targets
	Fixed Compensation	Variable Compensation
Named Executive Officer	Base Salary	Long-Term Equity Incentives	Annual Incentives	Total Variable
Mitchell J. Krebs, President, Chief Executive Officer & Director	$675,000	$2,025,000	$843,750	$2,868,750
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$330,000	$742,500	$247,500	$990,000
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$375,000	$843,750	$375,000	$1,218,750
Hans J. Rasmussen, Senior Vice President, Exploration	$300,000	$570,000	$225,000	$795,000
Emilie C. Schouten, Senior Vice President, Human Resources	$300,000	$570,000	$225,000	$795,000
Results of 2019 Stockholder Advisory Vote on Executive Compensation
At our 2019 Annual Meeting, we received support from over 95% of votes cast on the Company’s “say-on-pay” proposal, the third straight year in which we received at least 95% support for the “say-on-pay” proposal. We believe this high level of support reflects an understanding by our stockholders of how our executive compensation practices are aligned with creation of long-term stockholder value, and the changes that our CLD Committee has made to our executive compensation practices in recent years in response to stockholder feedback. Our CLD Committee took the 2019 "say-on-pay" proposal result into account in making subsequent decisions about our executive compensation programs as described in further detail below.
Select Compensation Program Changes for 2019 and 2020
In 2019, the Company changed the methodology for the three-year growth in reserves and mineralized material metric in the LTIP program by measuring growth on a gross basis rather than on a per share basis beginning with the 2019-2021 performance period. The metric will also be measured using the following weightings reflecting varying levels of confidence for each category: proven and probable reserves (100%); measured and indicated mineralized material (75%); and inferred mineralized material (50%). For 2020, we continued to refine and improve our executive compensation program and practices, some of which are summarized below.
	2019	2020
AIP	► Safety and environmental metrics comprise 15% of total corporate AIP	► Safety and environmental increased to 20% of total corporate AIP, reflecting the Company’s commitment to ESG and alignment with long-term stockholder value
LTIP	► Performance share opportunity comprised of two internal measures tied to growth in OCF/share (50%) and reserves and mineralized material (50%).
► OCF/share metric replaced by:

  ► a return on invested capital metric,         which will measure management’s
        ability to deploy capital in a responsible
        and effective manner to drive long-term
        stockholder value

  ► project-based measures tied to the
        achievement of objective milestones for         strategically critical long-term projects
        of the POA 11 expansion at Rochester
        and the planned expansion at Silvertip

Competitive Market Assessment
The CLD Committee annually reviews the compensation of executives relative to the competitive market, based on assessments prepared by its independent compensation consultant. In preparing this assessment, our compensation consultant analyzes publicly disclosed compensation data from our peer group (see “Peer Group” below). The consultant also uses specific industry surveys as a supplement to proxy research. Management, together with the consultant, assists the Committee by providing data, analyses and recommendations regarding the Company’s executive compensation practices and policies.

Peer Group
The CLD Committee establishes peer groups to help make executive pay decisions and to measure TSR against our competitors. Our peer group for 2019 is listed below and consisted solely of precious metals and mining companies with revenues generally between 0.3 and 3.0 times our revenues which are predominately headquartered in North America.
2019 Peer Company	Revenue(1) ($ millions)	Market Cap(1) ($ millions)	Corporate Headquarters
Agnico-Eagle Mines Ltd.	2,191	9,448	Canada
Alamos Gold Inc.	652	1,921	Canada
B2Gold Corp.	1,225	3,970	Canada
Centerra Gold	1,129	1,711	Canada
Detour Gold Corporation	776	2,021	Canada
Eldorado Gold Corporation	459	633	Canada
First Majestic Silver Corp.	301	1,555	Canada
Hecla Mining Co.	567	1,133	United States
Hochschild Mining	704	794	United Kingdom
IAMGOLD Corporation	1,111	2,343	Canada
New Gold Inc.	605	608	Canada
OceanaGold Corporation	773	3,080	Australia
Pan American Silver Corp.	784	3,056	Canada
Royal Gold Inc.	426	5,611	United States
SSR Mining Inc.	421	1,984	Canada
Tahoe Resources Inc.(2)	N/A	N/A	United States
Yamana Gold Inc.	1,799	3,047	Canada
Median:	738	2,003
	Revenue(1) ($ millions)	Market Cap(1) ($ millions)	Corporate Headquarters
Coeur Mining, Inc.	$625.9	1,943	United States
(1)	Revenues are for the 2018 fiscal year. Market cap is calculated as of December 31, 2018 based on the outstanding shares for each peer publicly disclosed as of the date of calculation.
(2)	Acquired in early 2019 by Pan American Silver Corp.

2019 Executive Compensation – Actual Pay Compared to Target
Our NEO compensation program is structurally designed to be a strong performance-based program. In the case of the CEO, 81% of his target compensation is structured to be delivered through some form of performance-based or “at-risk” compensation; only 19% is fixed, delivered through base salary.
To manage the performance-based and “at-risk”compensation program, which includes AIP, PSUs and restricted stock, we evaluate NEO compensation by examining the target value of compensation (the value on date of grant) and the actual value received (the value on date of receipt by the NEO). We believe that by understanding each of these values in relation to Company performance, we can establish and verify a strong pay-for-performance relationship that is both motivational and retentive.
Target Value. The three-year target value for performance and “at-risk” elements is equal to (1) the 2017-2019 target annual incentive, plus (2) the grant date value of PSUs for the 2017-2019 performance period, plus (3) restricted stock granted in 2017, 2018 and 2019. This is shown in the bar chart below. The CEO’s target value of compensation for “at-risk” and performance-based elements was $6,020,252 for the 2017-2019 performance period.
Actual Value. The three-year actual value is equal to (1) the 2017-2019 actual annual incentive earned, plus (2) the value of the PSUs for the 2017-2019 performance period that paid out in early 2020, valued as of December 31, 2019, the last date of the performance period, plus (3) the value of restricted stock granted in 2017, 2018 and 2019, valued as of December 31, 2019, including shares not yet vested. The CEO’s actual value of compensation from performance-based and “at-risk” elements was $4,878,886, 19% lower than the target value. The chart does not include base salary since it is not variable, “at-risk” or performance based.

Alignment with Performance – As noted, during the three-year 2017-2019 period, our CEO received 19% less than target for performance-based and “at-risk” elements of our compensation program. During this same period, our stock price decreased by 11%. We believe this demonstrates alignment of pay and performance.

2019 Executive Compensation Results
2019 NEO Performance & Compensation
Base Salary	NEO base salaries largely unchanged in 2019
The CLD Committee approved the following base salaries for 2019. Ms. Schouten received a salary increase tied to growth in her role.
Named Executive Officer	2019 Base Salary	2018 Base Salary	Percentage Increase
Mitchell J. Krebs, President, Chief Executive Officer & Director	$675,000	$675,000	0%
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$330,000	N/A(1)	N/A
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$375,000	$375,000	0%
Hans J. Rasmussen, Senior Vice President, Exploration	$300,000	$300,000	0%
Emilie C. Schouten, Senior Vice President, Human Resources	$300,000	$275,000	9%
(1)	Mr. Whelan became a NEO on January 1, 2019.
Annual Incentive Plan	2019 AIP: Target Levels Commensurate with Market and Experience in Role
Our AIP is designed to drive creation of stockholder value through achievement of annual financial and operational goals. We also reward executives other than the CEO for the achievement of individual goals within their functional areas, living up to our values and showing their commitment to our purpose statement: We Pursue a Higher Standard.
AIP Target Opportunities
Under our AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. 2019 target award opportunities were determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact our performance.
Named Executive Officer	Target AIP Opportunity (% of Salary)		Reason for YOY Change
	2019	2018
Mitchell J. Krebs	125%	125%	N/A
Thomas S. Whelan	75%	N/A	N/A
Casey M. Nault	100%	75%	Expanded scope of responsibilities, including oversight of ESG initiatives and government relations
Hans J. Rasmussen	75%	60%	More closely align with other executive officers
Emilie C. Schouten	75%	60%	More closely align with other executive officers
Actual awards can range from 0% to 200% of the target award, based on our Company performance relative to corporate AIP objectives and each individual executive (other than the CEO) relative to individual goals. The CEO’s AIP opportunity is based 100% on corporate objectives. Individual performance for NEOs is capped below 100% in any year that Company TSR is negative.

2019 Company AIP Performance Measures and Weights
At the beginning of each year the CLD Committee approves AIP performance measures, weightings and targets, along with threshold, target and maximum performance and payout levels, based on the Board-approved budget and internal forecasts. The goals and targets are designed to be rigorous and require strong execution in-line with budget and other critical objectives. After the end of the year, the CLD Committee reviews performance against the goals prior to certifying results and approving payouts. Once the performance measures and goals are set, they are not subject to change for that plan year without the specific approval of the Board.
The 2019 AIP corporate performance measures complement the measures used for performance share awards in driving achievement of multi-year strategic initiatives directly aligned to the creation of long-term stockholder value. The CLD Committee selected the 2019 AIP metrics shown below based on the following considerations and objectives:
►	Align with our business objectives and strategic priorities;
►	Transparency to investors and executives;
►	Incentivize profitable production growth, not growth for growth’s sake;
►	Balance financial and operational performance; and
►	Reflect our commitment to safe and environmentally responsible operations.
Measure	Weight	Minimum(1)	Target(1)	Maximum(1)
Silver Equivalent Production (ounces)(2)	10%	≥85% of Target	19.3M	≥107.5% of Target
Gold Production (ounces)(2)	15%	≥92.5% of Target	363.2K	≥105% of Target
Silver Equivalent CAS per ounce(3)	15%	≤110% of Target	$12.10	≤90% of Target
Gold CAS per ounce(3)	15%	≤110% of Target	$861	≤90% of Target
Adjusted EBITDA(4)	30%	≥85% of Target	$204.3M	≥110% of Target
Safety & Environmental Performance
Reduction in Companywide TRIFR(5)	7.5%	Maintain 2018 performance	10% reduction from 2018	≥20% reduction from 2018
Decrease in Significant Spills(6)	7.5%	Maintain significant spills at 2018 level	10% reduction from 2018 level	≥20% reduction from 2018 level
(1)	Payouts for each measure are 50% for “Minimum”, 100% for “Target” and 200% for “Maximum”. Payouts are interpolated for performance between minimum and maximum.
(2)
Silver equivalent production and gold production are split pro rata based on an assumed silver equivalent/gold revenue split in Coeur’s 2019 budget. The actual weightings on that basis were 10% for silver equivalent production and 15% for gold production. Silver equivalent production includes zinc and lead production as silver equivalents based on an assumed silver-to-zinc and -lead ratio of 0.05:1 and 0.04:1.

(3)
Our CAS per silver equivalent ounce and gold ounce metrics each measure performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget, including variances between the actual realized metals prices and budget prices, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget. Silver equivalent CAS includes zinc and lead as silver equivalents. Please see “Appendix A – Certain Additional Information” for reconciliations of GAAP to non-GAAP financial measures included in this section.

(4)
Our adjusted EBITDA metric measures performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget, including variances between actual realized metals prices and budgeted prices, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget.

(5)
TRIFR performance is measured for employees and contractors working at the Company’s sites. Payout subject to +/- 25% adjustment for performance in the top or bottom quartile, respectively, of the top 10 metals mining companies using a database maintained by the Mine Safety and Health Administration.

(6)
“Significant Spills” means spills or releases exceeding certain volumetric thresholds that have been standardized across our operating sites to hold all sites accountable to a strict standard regardless of local jurisdiction standards.

Individual AIP Objectives
In addition to Company metrics, specific individual objectives are developed for each executive other than the CEO at the beginning of the year. 2019 AIP award percentages based on individual performance were 20% for Messrs. Whelan and Nault, 70% for Mr. Rasmussen, reflecting an emphasis on specific exploration-related goals, and 30% for Ms. Schouten, reflecting emphasis on specific succession planning, talent development and other human resources goals. The specific objectives for each executive support our strategic objectives, reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:
►	Major project and operational execution, including strategic transformation
►	Mitigation of risk
►	Enhancement of each executive’s responsibilities
►	Support of Coeur’s values regarding worker safety and health, social, environmental and corporate responsibility
►	A commitment to the talent development and retention of our employees
►	Continued personal development and adherence to Company culture and behavior
Many of the individual objectives established for the executives can be reviewed against objective and quantifiable Company results, in particular, those described under “Company Performance” beginning on page 40 of this Compensation Discussion and Analysis, which helps to ensure executive accountability for Company performance. Other objectives, however, are subjective by nature, which requires discretion and judgment by the CLD Committee to assess performance.
2019 AIP Corporate Objectives	Aggregate payout at 67% of target driven by lower-than-expected production at Silvertip and Rochester which offset strong gold production, costs and safety and environmental performance
Metric	2019 Target	2019 Performance	Performance (% of target)	Payout (% of target)	Weight	Weighted Payout (% of target)
Silver Equivalent(1) Production (ounces)	19.3M	13.9M	72%	0%	10%	0%
Gold Production (ounces)	363,175	359,419	99%	93%	15%	14%
Silver Equivalent(1) CAS per ounce	$12.10	$16.69	138%	0%	15%	0%
Gold CAS per ounce	$861	$878	102%	90%	15%	14%
Adjusted EBITDA	$204.3M	$175.2M	86%	53%	30%	16%
Reduction in company-wide TRIFR	10% reduction from 2018	11% reduction	110%	115%	7.5%	9%
Decrease in Significant Spills	10% reduction from 2018	73% reduction	730%	200%	7.5%	15%
Total(2)						67%
(1)	Includes zinc and lead as silver equivalent.
(2)	Total is less than sum of individual measures due to rounding.
2019 AIP Individual Performance and Payouts
As noted above, the CEO’s AIP is based entirely on corporate performance. Individual performance for other NEO’s ranged from 90%-125% of target as shown in the table below.
For 2019, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the CLD Committee approved the following annual incentive payments to the NEOs. 2019 AIP payouts were higher YOY for the four NEOs who received an AIP payment in 2018 due primarily to individual performance achievements in 2018 being capped below 100% because 2018 one-year TSR was negative, as well as higher achievement of corporate objectives in 2019 (67% compared to 57% of target), a higher AIP target for Mr. Nault, Mr. Rasmussen and Ms. Schouten, and a salary increase for Ms. Schouten.

Named Executive Officer	2019 Base Salary	2019 Target AIP %	Company % Weighting	Individual % Weighting	2019 Individual % Amount*	2019 AIP Payout	% Change from 2018
Mitchell J. Krebs, President & Chief Executive Officer	$675,000	125%	100%	0%	N/A	$565,313	+17.5%
Thomas S. Whelan, Senior Vice President & Chief Financial Officer	$330,000	75%	80%	20%	110%	$187,110	N/A%
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$375,000	100%	80%	20%	125%	$294,750	+62.2%
Hans J. Rasmussen, Senior Vice President, Exploration	$300,000	75%	30%	70%	90%	$186,975	+30.0%
Emilie C. Schouten, Senior Vice President, Human Resources	$300,000	75%	70%	30%	110%	$179,775	+63.0%
Long-Term Equity Incentive Awards
The primary purpose of our long-term equity incentive awards is to align the interests of our executives with those of our stockholders by rewarding executives for creating long-term stockholder value. Long-term incentives also assist in retaining our executive team.
2019 Grants of Long-Term Incentive Compensation
Consistent with prior years, in 2019 executive awards were composed of 60% performance shares and 40% restricted stock. The CLD Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention needs, while minimizing share dilution.
Target long-term incentive award values for each executive in 2019 were determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact overall Company performance.
Named Executive Officer	2018 LTIP Grants % of Salary	2019 LTIP Grant		YOY Change of Target %	Reason
		% of Salary	$Amount
Mitchell J. Krebs	300%	300%	$2,025,000	None	N/A
Thomas S. Whelan	N/A	225%	$742,500	None	N/A
Casey M. Nault	225%	225%	$843,750	None	N/A
Hans J. Rasmussen	190%	190%	$570,000	None	N/A
Emilie C. Schouten	110%	190%	$570,000	+80%	Growth in role
The number of shares of restricted stock and performance shares granted in 2019 was determined by dividing the total grant value by the closing market price per share of our common stock on the New York Stock Exchange on the trading day after the CLD Committee approved the awards.
2019 Restricted Stock Grant
In 2019, restricted stock represented 40% of the target long-term equity incentive award value granted to NEOs. Restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements promote retention and continuity in our senior leadership team. Restricted stock also provides value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of gold and silver). Holders of restricted stock may, if the CLD Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. Restricted stock grants generally vest ratably over three years beginning on the first anniversary of the grant.
The following graph illustrates the design and structure of the restricted stock awards:

2019 Performance Share Grants
In 2019, performance shares represented 60% of the target long-term equity incentive award value. To the extent earned based on achievement of performance goals, awards are generally settled in Coeur stock. 100% of the performance share opportunity granted in 2019 was tied to Company achievement of two internal goals that drive creation of long-term stockholder value. Performance against these goals is measured over a three-year performance period ending December 31, 2021.
►	Three-Year Growth in Reserves and Mineralized Material – 50% of 2019 Performance Share Opportunity
Growth in reserves and mineralized material is critical to ensure that we replace ounces mined each year and grow resources to extend mine lives, which we believe will drive stockholder value. Reserves and measured and indicated mineralized material may also decline due to falling metals prices, as previously economic grades are rendered uneconomic. This further aligns performance with stockholders. Reflecting different levels of confidence based on category of reserve or resources, growth in reserves and mineralized material is measured on a gross basis, weighted as follows to reflect varying levels of confidence for each category:
►	proven and probable reserves - 100%
►	measured and indicated mineralized material - 75%
►	inferred mineralized material - 50%.
Reserves and mineralized material is calculated on an AgEqOz basis with equivalence to be determined based on assumed prices for gold, silver, lead and zinc on December 31, 2018 and December 31, 2021 to calculate reserves and mineralized material. Targets will automatically adjust to exclude any discontinued operations or other sold assets during the measurement period. In addition, if the Company completes any single acquisition that results in an increase to Companywide proven and probable reserves, measured and indicated mineralized material and inferred mineralized material by more than 30% calculated using the weightings described above, the CLD Committee shall have the discretion to make an adjustment to the payout as it deems appropriate which may take the form of an increase in the performance target and/or a reduction in the payout to reflect the impact of such an acquisition.
These performance shares will pay out at target for meeting expectations, maximum for exceeding expectations by 60% or more, and at threshold for performance at 70% of target. The CLD Committee has discretion to reduce payout in the event of a single acquisition that increases reserves and mineralized material by more than 30% using the weightings discussed above.
►	Three-Year Growth in Operating Cash Flow Per Share – 50% of 2019 Performance Share Opportunity
OCF per share is not adjusted for changes in gold and silver prices, aligning executives with stockholders over a longer-term period when executives are expected to adapt and adjust strategy to provide value during strong and weak metal price environments. OCF is critical to focus management on internal growth, cost control, and accretive external growth opportunities, which subsequently should tie directly to creation of stockholder value. This metric is measured on a per share basis to account for dilution, and these performance shares will pay out at target for meeting expectations, maximum for exceeding expectations by 15% or more, and at threshold for performance at 85% of target.
If at any time during the three-year measurement period the Company determines, for financial reporting purposes, that it has a discontinued operation or otherwise sells assets, the performance share calculations will exclude those discontinued operations or other sold assets for the entire measurement period. The CLD Committee determined to apply this approach to the outstanding performance share awards for the periods ending 2018, 2019 and 2020 following the Board-approved strategic shift to a North American portfolio of assets in order to reduce geopolitical risk, which led to the sales of the Company’s operation in Bolivia and exploration properties in Argentina, and certain other assets. The CLD Committee determined that applying this approach was consistent with the incentive goals of the performance share program.
The OCF metric is determined using the weighted average number of shares of common stock of the Company outstanding for the full year in 2018 and 2021. Shares of common stock issued in connection with a financing transaction for the purpose of raising capital will be excluded from the calculation of outstanding shares.
TSR Modifier
Awards paid out for achievement of one or both of the above performance share metrics for the 2019-2021 performance period will be subject to a TSR modifier which will adjust the payout +/-25% for TSR performance in the top or bottom quartile, respectively, of our peer group. By including TSR as a modifier instead of a primary metric, the CLD Committee has sought to increase NEO focus on the drivers of TSR. However, the inclusion of TSR as a modifier maintains alignment with stockholders by ensuring top and bottom quartile results materially impact payout.
The following illustrates the design and structure of the internal metric-based performance share grants:

►	Three-Year Change in Reserves and Mineralized Material for 2019 Grant (2019-2021 Performance Period)
Payout Target	25%	50%	75%	100%	125%	150%	175%	200%
Performance Target	30% Decrease	20% Decrease	10% Decrease	Target (AgEqOz)	15% Increase	30% Increase	45% Increase	60%+ Increase
Target	623M	712M	801M	889M	1,023M	1,157M	1,290M	1,423M
►	Three-Year Change in Operating Cash Flow (OCF) Per Share for 2019 Grant (2019-2021 Performance Period)
Payout Target	25%	50%	75%	100%	125%	150%	200%
Performance Target	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (OCF per share)	$0.09	$0.10	$0.11	$0.11	$0.12	$0.12	$0.13

Payouts for 2017-2019 Performance Shares
Overall Result: Payout at 28% of target driven by bottom quartile 3-year relative TSR performance among peers, below threshold OCF per share performance and a 2.5% increase in reserves and mineralized material per share

The tables below illustrate our performance for the share award opportunity covering the 2017-2019 performance period.
► Three-Year Relative TSR Performance (2017-2019 Performance Period)	Result: Zero payout due to three-year relative TSR in the 22nd percentile of peer group
Performance Level	2017-2019 Actual TSR (Annualized)	Shares Earned at Performance Level (% of Target)
Maximum (75th percentile)	13.3%	150%
Target (50th percentile)	1.9%	100%
Minimum (25th percentile)	-12.6%	25%
Coeur	-15.7%	0%
► Three-Year Change in Operating Cash Flow Per Share (2017-2019 Performance Period)	Result: Zero payout for OCF per share component driven by below-target 2019 OCF performance and an increase in shares outstanding during the performance period
Payout Target	0%	25%	50%	75%	100%	125%	150%	200%
Performance Target	>15% Decrease	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (OCF per share)(1)	<$0.53	$0.53	$0.56	$0.59	$0.62	$0.65	$0.68	$0.71
Coeur	$0.42 (32.3% Decrease)
(1)	Based on average shares of common stock outstanding during 2016. See calculations of target ratio in table below
In millions except per share data	2016	2019
Operating Cash Flow	$99.3	$91.9
Average Shares Outstanding	159.8	218.8
Operating Cash Flow per Share	$0.62	$0.42
% Increase/(Decrease)		-32.3%
As a result, no performance shares were awarded to applicable NEOs under this performance share metric in the first quarter of 2020 for the 2017-2019 performance period.

► Three-Year Change in Reserves and Measured and Indicated Mineralized Material Per Share (2017-2019 Performance Period)
Result: Payout at 113% due to 2.5% increase in the metric over the three-year performance period. Growth in reserves and measured and indicated mineralized material during the performance period was partially offset by an increase in shares outstanding over the performance period

Payout Target	0%	25%	50%	75%	100%	125%	150%	200%
Performance Target	>15% Decrease	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (ounces per share)(1)	<2.71	2.71	2.87	3.03	3.19	3.35	3.51	3.67
Coeur	3.27 (2.50% Increase)
(1)
Based on total proven and probable reserves and measured and indicated mineralized material, on an AgEqOz basis using assumed silver-to-gold, -lead and -zinc ratios of 60:1, 0.04:1 and 0.05:1, respectively, divided by shares of common stock outstanding as of December 31, 2016. See calculations of target ratio in table below.

In millions except per share data	2016	2019
Ounces of AgEq Reserves (60:1)	576.6	789.9
Shares Outstanding at Year-End	180.9	241.5
Ounces of AgEq Reserves + Measured and Indicated Mineralized Material per Share	3.19	3.27
% Increase/(Decrease)		2.50%
Named Executive Officer*	Target Performance Shares at Grant Date	Value at Target	# of Performance Shares Awarded	Value Realized at Award Date
Mitchell J. Krebs	26,482	$303,749	29,924	$188,521
Casey M. Nault	11,034	$126,560	12,468	$78,548
Hans J. Rasmussen	7,081	$81,219	8,002	$50,413
Emilie C. Schouten	3,308	$37,943	3,738	$23,549
*	Mr. Whelan became an NEO after the 2017 grant and did not have any awards for this period.
Timing of Long-Term Incentive Awards
The CLD Committee typically approves annual long-term incentive grants to our executives in the first quarter. Historically we have not coordinated the timing of equity awards with the release of material, non-public information; however, beginning in 2020 we have set the grant date to be following the release of year-end earnings so the value of the shares underlying awards reflects the most current operating and financial performance results.
Benefits and Perquisites
The primary purpose of providing benefits and limited perquisites to our executives is to provide a market-competitive total compensation package to attract and retain executive talent. The CLD Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2019 Summary Compensation Table set forth in this proxy statement.

Termination of Employment/Severance and Change-in-Control Arrangements
Executive Severance Policy; CEO Employment Agreement
We maintain an Executive Severance Policy to have a uniform program and reduce the number of individual employment and change-in-control agreements with executive officers. All NEOs are covered by this policy, other than Mr. Krebs, whose severance and change-in-control benefits are covered in an employment agreement. Under the Executive Severance Policy and the CEO employment agreement, as applicable, each NEO is covered by an arrangement to provide certain benefits payable in the event of qualifying terminations of employment in connection with a change-in-control. The CLD Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in-control that is not provided by our other compensation programs. The CLD Committee believes change-in-control benefits, if structured appropriately, minimize the distraction caused by a potential change-in-control transaction and reduce the risk of key executives resigning from Coeur before a change-in-control transaction closes. The CLD Committee also believes that these provisions motivate executives to make decisions in the best interests of stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The CLD Committee believes that all of these objectives serve the stockholders’ interests.
Under the Executive Severance Policy and CEO employment agreement, as applicable, each NEO is also entitled to certain benefits payable in the event of qualifying terminations of employment not in connection with a change-in-control. The CLD Committee believes these arrangements enhance our ability to attract and retain executives by providing market competitive severance benefits for involuntary, not-for-cause terminations of employment.
Double-Trigger Change-in-Control Vesting Acceleration under LTIP
Our equity awards provide for “double-trigger” accelerated vesting of equity awards in connection with a change-in-control, which requires a qualifying termination of employment in addition to a change-in-control. The accelerated vesting of equity awards is described in additional detail in the section titled “Potential Payments Upon Termination or Change-In-Control” as set forth in this proxy statement.

Other Compensation Arrangements and Policies
The CLD Committee has established additional policies so our overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.
Stock Ownership Guidelines
We have adopted minimum stock ownership guidelines for our executive officers and non-employee directors as shown in the table below:
Position	Stock Ownership Guideline
CEO	6x base salary
CFO/COO/GC	4x base salary
Other Section 16 Executive Officers	2x base salary
Non-Employee Directors	5x base annual director cash retainer
Unvested shares of time-vesting restricted stock or restricted stock units count toward satisfying the guideline, but unexercised stock options and unvested performance shares do not. Non-employee directors have the option to defer receipt of their annual stock retainer by receiving deferred stock units. The implied value of such deferred stock units counts toward satisfying the stock ownership guideline. Newly appointed executives and directors are subject to a 5-year phase in period to meet the applicable ownership requirements. The CLD Committee has determined that each director and executive officer has either met the applicable level of stock ownership required or is still within the compliance period under these guidelines.
Insider Trading and Hedging Policy
Our insider trading policy prohibits all employees and directors from engaging in hedging or other transactions with derivative securities tied to Coeur’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans. The policy also prohibits directors and executive officers from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan.
Clawback and Forfeiture Policy
Coeur has adopted a clawback and forfeiture policy providing for the recovery of incentive compensation in certain circumstances. Under the policy, if the Board determines that there has been a restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive payments that were made to executive officers, and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement. If the payments or vesting would have been lower had they been calculated based on the restated results, and if the relevant executive officers are found personally responsible for the restatement, as determined by the Board. The policy also allows the CLD Committee (or the Board in the case of the CEO) to cancel or require the repayment, recoupment or recovery of incentive payments or equity awards granted to any officer of the Company in the event of misconduct by such officer, including fraud, embezzlement, conduct that causes the Company significant reputational or financial harm, breach of Company policies, including the Code of Business Conduct and Ethics and willful misconduct that results in a termination for cause.
Tax Deductibility of Compensation
The Internal Revenue Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s applicable named executives. This limitation previously did not apply to compensation that met the tax code requirements for “qualifying performance-based” compensation. Historically, we designed annual cash incentive awards and long-term equity incentives in a manner intended to satisfy the requirements for deductible compensation (but we reserved the right to pay compensation that does not qualify as deductible). On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, repealed the “qualifying performance-based” compensation exception. Following enactment of this law, we generally expect that compensation paid to our applicable named executives in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017.

DIRECTOR COMPENSATION
For 2019, outside directors received an annual retainer of $180,000, of which half was paid in cash and half was paid in common stock. The Board maintains share ownership guidelines for directors, calling for directors to hold the equivalent of five times their annual base cash retainer in common stock. The Company pays additional retainers to the independent Board Chairman and to each committee Chair. Mr. Krebs, our CEO, does not receive any compensation for his service as a director. Director fees are pro-rated for directors who serve for partial years. We do not pay meeting fees. During the fourth quarter of 2019, the Board approved an increase in the annual retainer for the chair of the EHSCR Committee to $25,000 from $15,000 to account for an increase in time commitments and responsibilities, including oversight of the Company’s increased focus on ESG issues, and based on the advice of the CLD Committee’s independent compensation consultant related to market trends. All other components of director compensation amounts were unchanged from those in 2018.
Board and Committee Retainers in Effect as of December 31, 2019

Annual Common Stock Retainer	$90,000
Annual Cash Retainer	$90,000
Independent Chairman Annual Retainer	$150,000
Audit Committee Chair Annual Retainer	$25,000
Compensation and Leadership Development Committee Chair Annual Retainer	$25,000
Environmental, Health, Safety and Corporate Social Responsibility Committee Chair Annual Retainer	$25,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$10,000
The following table sets forth information regarding the compensation received by each of the Company’s outside directors during the year ended December 31, 2019. The compensation for Mr. Sandoval reflects his appointment to the Board on March 8, 2019.
Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)(c)
Robert E. Mellor	250,000	90,000	340,000
Linda L. Adamany	115,000	90,000	205,000
Sebastian Edwards	90,000	90,000	180,000
Randolph E. Gress	90,000	90,000	180,000
Eduardo Luna	90,000	90,000	180,000
Jessica McDonald	90,000	90,000	180,000
John H. Robinson	115,000	90,000	205,000
Brian E. Sandoval(d)	97,020	74,500	171,520
J. Kenneth Thompson	110,000	90,000	200,000
Kevin S. Crutchfield(e)	10,879	90,000	100,879
Explanatory Notes:
(a)	The aggregate dollar amount of all fees paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees.
(b)
The assumptions used to calculate the valuation of the awards are set forth in Note 15 to the Notes to Audited Consolidated Financial Statements in Coeur’s Annual Report. Stock is granted in full shares which may not equal exactly the stock portion of the retainer.

(c)
As of December 31, 2019, none of our outside directors held outstanding unvested or unexercised equity awards as all prior stock options have expired and director stock awards are now fully vested upon grant.

(d)
Due to the timing of his election to the Board in the first quarter of 2019, Mr. Sandoval received $97,020 instead of $90,000 in cash fees in respect of his service in 2019 as a result of a difference in the timing of payments to him as compared with the other directors, who received a portion of 2019 fees during the fourth quarter of 2018.

(e)	Mr. Crutchfield did not stand for reelection at the 2019 Annual Stockholders’ Meeting. His compensation reflects service through May 14, 2019.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The Compensation and Leadership Development Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement and our Annual Report.
Compensation and Leadership Development Committee of the Board of Directors
JOHN H. ROBINSON, Chairman
SEBASTIAN EDWARDS
RANDOLPH E. GRESS
EDUARDO LUNA
ROBERT E. MELLOR

Proposal No. 3: Advisory Resolution to Approve Executive Compensation	The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation
What am I voting for?
►	We are asking our stockholders to vote on an advisory resolution to approve the compensation paid to our executive officers for 2019
Our 2019 compensation program reflects our pay-for-performance philosophy. We continue to tie a significant portion of CEO and NEO compensation to both short and long-term Company performance objectives and executive compensation outcomes reflect this philosophy:
►
Solid operational performance at Palmarejo, Kensington and Wharf and improving gold and silver prices during the year led to an 81% one-year increase in Coeur’s stock price, but delayed implementation of the new crushing circuit at Rochester and continued operational challenges at Silvertip weighed on overall operational and financial results

►	AIP for the CEO and other NEOs for Company performance paid out well below target, in-line with operational challenges at Silvertip and Rochester and weaker-than-anticipated financial performance
►
Performance share payout to NEOs for the 2017-2019 period was also significantly below target, driven by zero payout for three-year relative TSR performance in the bottom quartile among peers, zero payout for the OCF per share performance metric due to lower operating cash flow in 2019 and an increase in outstanding common shares, and 113% payout for the reserves and measured and indicated mineralized material per share due to a 37% increase in reserves and measured and indicated mineralized material partially offset by an increase in outstanding common shares.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 37 of this proxy statement, which details how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the 2019 Summary Compensation Table and other related compensation tables and narrative, beginning on page 62 of this proxy statement, which provide detailed information on the compensation of our NEOs.
An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. After considering the vote of stockholders at the 2017 Annual Stockholders’ Meeting and other factors, the Board determined to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Coeur Mining, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

2019 EXECUTIVE COMPENSATION INFORMATION
2019 Summary Compensation Table
Set forth below is information regarding compensation earned by or paid or awarded to our NEOs—the persons serving as our CEO, CFO and the other three most highly compensated executive officers during 2019. Other than in the cases of Mr. Whelan and Ms. Schouten, who became NEOs in 2019 and 2018, respectively, compensation information has been provided for each NEO for the years ended December 31, 2019, 2018 and 2017.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)(b)	Change in Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Mitchell J. Krebs President, Chief Executive Officer & Director	2019	675,000	0	2,147,770	0	565,313	0	89,552	3,477,635
	2018	675,000	0	1,945,126	0	480,938	0	100,422	3,201,486
	2017	675,000	0	2,036,646	0	904,500	0	106,463	3,722,609
Thomas S. Whelan Senior Vice President & Chief Financial Officer	2019	330,000	0	787,510	0	187,110	0	222,627	1,527,247
Casey M. Nault Senior Vice President, General Counsel & Secretary	2019	375,000	0	894,904	0	294,750	0	27,547	1,592,201
	2018	375,000	0	810,463	0	181,688	0	38,839	1,405,991
	2017	375,000	0	848,588	0	354,938	0	51,399	1,629,925
Hans Rasmussen Senior Vice President, Exploration	2019	300,000	0	604,550	0	186,975	0	29,481	1,121,006
	2018	300,000	0	547,512	0	144,180	0	29,352	1,021,044
	2017	285,000	0	544,615	0	159,600	0	42,425	1,031,640
Emilie C. Schouten Senior Vice President, Human Resources	2019	300,000	0	604,550	0	179,775		25,468	1,109,793
	2018	275,000	0	290,561	0	110,385	0	27,973	703,919
Explanatory Notes:
(a)
Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted in 2019. The assumptions used to calculate the valuation of the awards are set forth in Note 15 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report.

Named Executive Officer	Restricted share award(1) ($)	Performance share award(2) ($)
Mr. Krebs	822,752	1,325,018
Mr. Whelan	301,674	485,836
Mr. Nault	342,815	552,089
Mr. Rasmussen	231,586	372,964
Ms. Schouten	231,586	372,964
(1)	The restricted share awards vest one-third on the first, second and third anniversaries, respectively, of the date of grant.
(2)
Performance share awards cliff-vest based on the attainment of performance goals over a three-year period. The actual value to the NEO of the performance share portions of the grant depends the extent to which certain performance criteria are met over the three-year period as explained in “Compensation Discussion and Analysis”. The grant date fair value of the 2019 performance shares at target is shown in the above table, while the value of these 2019 grants at the time of grant assuming the maximum level of performance was achieved is as follows: for Mr. Krebs $3,312,546; for Mr. Whelan $1,214,590; for Mr. Nault $1,380,222; for Mr. Rasmussen $932,410; and for Ms. Schouten $932,410.

(b)	Includes amounts paid under the AIP.

(c)	Participants in our Deferred Compensation Plan do not receive preferential or above-market plan earnings.
(d)
Includes all other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs received a vehicle allowance of $21,699 during 2019. Mr. Krebs, Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten received excess group term life insurance valued at $810, $1,242, $810, $2,322 and $540, respectively, for 2019. Mr. Krebs, Mr. Nault, Mr. Rasmussen and Ms. Schouten received executive disability insurance coverage whose premiums were $11,899, $2,264, $3,585 and $1,201, respectively, for 2019. The Company paid premiums of $5,680 for executive life insurance coverage for Mr. Krebs. Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten received transit benefits valued at $2,205, $2,205, $450 and $1,804, respectively, for 2019. For 2019, each NEO received a company matching contribution to the Coeur Mining, Inc. Defined Contribution and 401(K) Plan of $11,200. For 2019, each of Mr. Krebs, Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten received an additional contribution from the Company into the Deferred Compensation Plan in the amount of $35,038, $5,307, $11,068, $6,567 and $5,215, respectively, which represents 4% of their 2019 compensation in excess of their 2019 401(K) Retirement Plan limit. In addition, each of Mr. Krebs, Mr. Rasmussen and Ms. Schouten was provided with an executive physical in 2019 paid for by the Company in the amount of $6,701, $5,357 and $5,508, respectively. For 2019, the Company reimbursed Mr. Whelan for tax-adjusted relocation expenses, including tax gross-ups of $150,374, tax assistance in the amount of $36,830, expenses related to immigration services of $11,926 and tax planning services related to an international relocation in the amount of $5,748.

2019 Grants of Plan-Based Awards
The following table sets forth information regarding all plan awards that were made to the NEOs during 2019, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year. The information supplements the dollar value disclosure of stock, option and nonstock awards in the 2019 Summary Compensation Table by providing additional details about the awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	Grant Date Fair Value of Stock and Options Award ($)(d)
Named Executive Officer	Grant Date	Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mitchell J. Krebs		421,875	843,750	1,687,500
	2/5/2019				29,897	119,587	298,968		662,512
	2/5/2019				29,897	119,586	298,965		662,506
	2/5/2019							159,448	822,752
Thomas S. Whelan		123,750	247,500	495,000
	2/5/2019				10,962	43,848	109,620		242,918
	2/5/2019				10,962	43,848	109,620		242,918
	2/5/2019							58,464	301,674
Casey M. Nault		187,500	375,000	750,000
	2/5/2019				12,457	49,828	124,570		276,047
	2/5/2019				12,457	49,827	124,570		276,042
	2/5/2019							66,437	342,815
Hans Rasmussen		112,500	225,000	450,000
	2/5/2019				8,415	33,661	84,153		186,482
	2/5/2019				8,415	33,661	84,153		186,482
	2/5/2019							44,881	231,586
Emilie C. Schouten		103,125	206,250	412,500
	2/5/2019				8,415	33,661	84,153		186,482
	2/5/2019				8,415	33,661	84,153		186,482
	2/5/2019							44,881	231,586
Explanatory Notes:
(a)
The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount). Please refer to the discussion in “Compensation Discussion and Analysis — 2019 Executive Compensation Results — AIP”.

(b)
The number of performance shares to be paid out or vested within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by the achievement of specific operational goals over a three-year period and satisfaction of time-based vesting conditions. Please refer to the discussion in “Compensation Discussion and Analysis — 2019 Executive Compensation Results — Long-Term Equity Incentive Awards”.

(c)	This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — 2019 Executive Compensation Results — Long-Term Equity Incentive Awards”.
(d)	Fair Value of stock awards granted on the award date.
Narrative Disclosure to Summary
Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Mitchell J. Krebs
On February 5, 2018, Coeur and Mitchell J. Krebs entered into an amended and restated employment agreement amending the terms of Mr. Krebs’s employment as President and Chief Executive Officer. Mr. Krebs’s amended employment agreement provides for an annual base salary subject to adjustment from time to time, plus annual incentive compensation. Mr. Krebs’s employment agreement includes severance and change-in-control provisions, the terms of which are described under “Potential Payments Upon Termination or Change in-Control — Severance and Change-in-Control Arrangement with Mr. Krebs.” The term of Mr. Krebs’s employment runs through June 30, 2020, at which time the term will automatically renew for an additional one-year period, ending June 30, 2021, unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement.
Other NEOs
No executive other than Mr. Krebs has an employment agreement, and each is instead covered by our Executive Severance Policy described under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.”

Outstanding Equity Awards at 2019 Year-End
The following table sets forth information on outstanding option and stock awards held by the NEOs on December 31, 2019, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.
	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payable Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	13,167	0	$15.40	3/2/2020	251,255	$2,030,140	498,704	$4,029,528
	11,496	0	$27.45	1/3/2021
	22,631	0	$27.66	1/31/2022
	30,487	0	$23.90	1/22/2023

Thomas S. Whelan	0	0			58,464	$472,389	87,696	$708,584
Casey M. Nault	9,036	0	$19.01	5/7/2022	104,689	$845,887	207,792	$1,678,959
	9,171	0	$23.90	1/22/2023
Hans J. Rasmussen	5,598	0	$11.88	10/1/2023	70,391	$568,759	138,884	$1,122,183
Emilie C. Schouten	0	0			58,020	$468,802	103,501	$836,288
Explanatory Notes:
(a)	Options that expire March 2, 2020 through October 1, 2023 were fully vested as of December 31, 2019.
(b)	With respect to the number of restricted shares granted and unvested as of December 31, 2019:
►
For Mr. Krebs, a grant of 70,619 restricted shares that vests one-third annually beginning January 18, 2018, a grant of 102,402 restricted shares that vests one-third annually beginning February 5, 2019 and a grant of 159,448 restricted shares that vests one-third annually beginning February 5, 2020.

►	For Mr. Whelan, a grant of 58,464 of restricted shares that vests one-third annually beginning February 5, 2020.
►
For Mr. Nault, a grant of 29,424 restricted shares that vests one-third annually beginning January 18, 2018, a grant of 42,667 restricted shares that vests one-third annually beginning February 5, 2019 and a grant of 66,437 restricted shares that vests one-third annually beginning February 5, 2020.

►
For Mr. Rasmussen, a grant of 18,884 restricted shares that vests one-third annually beginning January 18, 2018, a grant of 28,824 restricted shares that vests one-third annually beginning February 5, 2019 and a grant of 44,881 restricted shares that vests one-third annually beginning February 5, 2020.

►
For Ms. Schouten, a grant of 8,823 restricted shares that vests one-third annually beginning January 18, 2018, a grant of 15,297 restricted shares that vests one-third annually beginning February 5, 2019 and a grant of 44,881 restricted shares that vests one-third annually beginning February 5, 2020.

(c)
The total number of performance shares and performance units that do not vest until the end of the three-year performance period, if at all. Performance shares and performance unit awards that were outstanding as of December 31, 2019 were granted January 18, 2017, May 9, 2018 and February 5, 2019.

(d)
The total fair market value at the end of the fiscal year based on the closing market price of Coeur’s common stock on the New York Stock Exchange on December 31, 2019, the final trading day of 2019, of $8.08.

2019 Option Exercises and Stock Vested
The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and performance shares during 2019 for each of the NEOs on an aggregated basis.
	Option Awards		Restricted Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs	—	—	644,470	3,433,403
Thomas S. Whelan	—	—	—	—
Casey M. Nault	—	—	207,404	1,102,170
Hans J. Rasmussen	—	—	171,064	911,181
Emilie C. Schouten	—	—	15,331	73,272
Explanatory Notes:
(a)
The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.

(b)
The aggregate dollar value realized upon vesting of restricted stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

Pension Benefits and Nonqualified Deferred Compensation
We do not maintain a defined benefit pension program. Effective February 1, 2014, Coeur established the Coeur Mining, Inc. Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) for highly compensated employees. The Deferred Compensation Plan allows directors and eligible highly compensated employees the opportunity to defer, on a pre-tax basis, a portion of his or her director fees, base salary, and/or AIP award, as applicable, to a date in the future. Employees can defer 5%-75% of base salary and 5%-75% of AIP award amounts. Directors can defer 5%-75% of director fees. Coeur may also decide to make employer contributions to the account of a participant from time to time. Participants may designate investment funds in which deferred amounts are invested. The net gain or loss on the assets of any such investment funds is used to determine the amount of earnings or losses to be credited to the participant’s account. Each participant must elect the time and form of distribution of deferred amounts (together with any earnings or losses credited to such amounts). Subject to certain limitations in the Deferred Compensation Plan, participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in amounts deferred by the participant. Amounts contributed by Coeur to a participant’s account vest based upon a schedule or schedules determined by us and communicated to the participant.
Named Executive Officer	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(d)
Mitchell J. Krebs		35,038	186,799	297,763	825,689
Thomas S. Whelan		5,307	—	—	—
Casey M. Nault		11,068	3,444	—	83,267
Hans J. Rasmussen		6,567	695	—	38,744
Emilie C. Schouten		5,215	168	—	10,325
Explanatory Notes:
(a)
The amount in this column represents fiscal year 2019 deferred compensation, and such amount has been included in the amount, which is reported in the “Non-Equity Incentive Plan Compensation Earnings” column of the Summary Compensation Table.

(b)
The amount in this column is reported in footnote (d) to the All Other Compensation column of the Summary Compensation Table as follows: for 2019, each of Mr. Krebs, Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten received an additional contribution from the Company into the Deferred Compensation Plan in the amount of $35,038, $5,307, $11,068, $6,567 and $5,215, respectively. This amount was earned in 2019 but paid during the first quarter of 2020.

(c)	The amount in this column is not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(d)
The aggregate balances at last fiscal year-end reported in this table include the following amounts that were previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Named Executive Officer	Amounts Previously Reported ($)
Mitchell J. Krebs	434,631
Thomas S. Whelan	—
Casey M. Nault	78,552
Hans J. Rasmussen	23,772
Emilie C. Schouten	5,626
Potential Payments Upon Termination or Change-In-Control
We have severance and change-in-control arrangements with each of the NEOs currently serving as executive officers that provide for certain benefits payable to the executives in the event of certain qualifying terminations not in connection with a change in control or a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.
Each of the following constitutes a change in control under our change-in-control arrangements:
►
any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coeur representing 35% or more of the combined voting power of the then outstanding securities of Coeur;

►
during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

►	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of Coeur; or
►	we are combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.
The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax unless such reduction would result in the executive receiving a lower payment than the executive would be entitled to receive and retain on a net after-tax basis if such amount was not reduced.
Severance and Change-in-Control Arrangement with Mr. Krebs
If Mr. Krebs is terminated by Coeur without cause or Mr. Krebs terminates his employment with Coeur for good reason not in connection with a change in control, Mr. Krebs would be entitled to the benefits described below:
►	a lump sum equivalent to 2.75 times his base salary and target annual incentive plan award for the year in which the termination occurs; and
►	continuation of health care benefits for Mr. Krebs and his dependents for up to one year following the termination.
If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by Coeur without cause or by Mr. Krebs for good reason within the 90 days preceding or two years following the change in control:
►	a lump sum equivalent to 2.75 times Mr. Krebs’s base salary and target annual incentive plan award for the year in which the change in control occurs; and
►	continuation of health care benefits for Mr. Krebs and his dependents for up to two years following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

Severance and Change-in-Control Arrangements with other NEOs
Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten do not have individual employment agreements or change-in-control agreements but are covered under our Executive Severance Policy. Under that policy, in the event of a termination by Coeur without cause or by the employee for good reason not in connection with a change in control, Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten would each be entitled to the benefits described below:
►	a lump sum equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the termination occurs; and
►	continuation of health care benefits for the employee and his or her dependents for up to one year following the termination.
Under the Executive Severance Policy, if a change in control occurs, Mr. Whelan, Mr. Nault, Mr. Rasmussen and Ms. Schouten would be each entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:
►	a lump sum equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the change in control occurs;
►	continuation of health care benefits for the employee and his or her dependents for up to 18 months following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon certain terminations of employment assuming the triggering event took place after the close of business on December 31, 2019 and the price per share of Coeur’s common stock is the closing market price of $8.08 as of that date.
Named Executive Officer		Cash Severance Payments ($)(a)	Continuation of Medical/ Welfare Benefits (present value) ($)(b)	Accelerated Vesting of Equity Awards ($)(c)	Total Termination Benefits ($)
Mitchell J. Krebs
►	Not for cause—Involuntary	4,176,563	21,871	0	4,198,434
►	Death & Disability	0	0	6,059,677	6,059,677
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	4,176,563	44,317	3,742,167	7,963,047
Thomas S. Whelan
►	Not for cause—Involuntary	1,155,000	12,287	0	1,167,287
►	Death & Disability	0	0	1,180,973	1,180,973
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,155,000	18,642	708,368	1,882,010
Casey M. Nault
►	Not for cause—Involuntary	1,500,000	24,126	0	1,524,126
►	Death & Disability	0	0	2,524,846	2,524,846
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,500,000	37,463	1,559,225	3,096,688
Hans J. Rasmussen
►	Not for cause—Involuntary	1,050,000	23,941	0	1,073,941
►	Death & Disability	0	0	1,690,942	1,690,942
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,050,000	37,175	1,047,248	2,134,423
Emilie C. Schouten
►	Not for cause—Involuntary	1,050,000	0	0	1,050,000
►	Death & Disability	0	0	1,305,090	1,305,090
►	Not for cause—voluntary under age 65	0	0	0	0
►	Change in Control, without termination	0	0	0	0
►	Termination subsequent to a Change in Control(d)	1,050,000	0	773,441	1,823,441
Explanatory Notes:
(a)	Cash severance payments consist of 2.75 times, for Mr. Krebs, and 2.0 times, for other executives, the sum of annual base salary plus target annual incentive opportunity.
(b)
In the event of a qualifying termination not in connection with a change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 12 months. In the event of a change in control and a subsequent qualifying termination of employment within two years following the change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 18 months, except in the case of the CEO in which case the benefits would be available for up to 24 months. This column represents the net present value of health plan benefits provided upon termination.

(c)	Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date and whose vesting was accelerated.

►
In the event of death or disability, all options, restricted stock grants, and performance share grants would vest 100%, with the performance shares vesting at target. The NEOs would have 12 months from the date of death or disability to exercise their options, except for nonqualified options granted prior to January 22, 2013 which permit up to three years to exercise in the event of disability.

►
In the event of a qualifying termination of employment within 90 days prior to and up to two years following a change in control, the NEOs would have up to 12 months from termination to exercise their options, except for incentive stock options granted between January 22, 2013 and May 13, 2015, which permit up to two years to exercise, instead of the usual 3 months. Our equity awards are “double trigger” accelerated vesting upon a change-in-control, meaning stock options and restricted stock will vest 100%, and performance shares will vest pro-rata based on the actual performance achieved up to the date of the change in control, in each case only upon a qualifying termination within 90 days prior to and up to two years after the change in control. For purposes of the above disclosures, the pro-rata achievement of performance targets was estimated using the elapsed time in the performance period occurring prior to the hypothetical change in control, compared to the total length of the performance period.

(d)
The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the Internal Revenue Service to the extent that such reduction will, on a net after-tax basis, provide the executive with a greater value than if no reduction was made and the executive paid any 280G-related excise tax payments. No values shown in the table have been reduced.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the companywide benefit plans, and the accelerated vesting of equity grants discussed above. Upon an eligible retirement, the NEOs are entitled to accelerated vesting of equity identical to that occurring in the event of death or disability, except that options are generally exercisable for only three months after retirement, except for non-qualified options granted January 22, 2013 or July 1, 2013 which permit up to three years to exercise after retirement. None of the NEOs is currently eligible for retirement.

2019 RATIO OF CEO COMPENSATION TO MEDIAN EMPLOYEE COMPENSATION
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2019, our last completed fiscal year:
► the annual total compensation of our CEO, as reported in the 2019 Summary Compensation Table on page 62 of this proxy statement, was $3,477,635; and	For 2019, the ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median compensated employee was 65 to 1
► the annual total compensation of our median compensated employee (other than our CEO) was $53,734.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
►
We determined that, as of December 31, 2019, our employee population consisted of approximately 2,155 individuals with these individuals located in the United States, Canada and Mexico (as reported in Item 1, Business, in our Annual Report). This population consisted of our full-time, part-time, and temporary employees.

►
To identify the “median employee” from our employee population, we compared the amount of total cash compensation reflected in our payroll records. Total cash compensation includes base salary or hourly wages paid during 2019, as applicable, and amounts paid during 2019 under our AIP and other cash bonus arrangements. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

►
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,734. The median employee’s total compensation for 2019 included a contribution of $1,326.06 to the account of the employee in the Company’s 401(K) Retirement Plan. The Company contributes an amount equal to 100% of up to the first 4% of an employee’s eligible compensation contributed in 2019.

►
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table on page 62 of this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report.

GENERAL INFORMATION
When and where is the Annual Meeting?
The 2020 Annual Meeting will be held on Tuesday, May 12, 2020, at 9:30 a.m., Central Time, in the Second Floor auditorium at 104 S. Michigan Avenue, Chicago, Illinois 60603. We intend to hold our annual meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may provide for annual meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
Who is entitled to vote at the Annual Meeting? What is the Record Date?
All stockholders of record as of the close of business on the Record Date, March 16, 2020, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each stockholder is entitled to one vote for each share held of record on that date. As of the close of business on the Record Date, a total of 243,595,204 shares of our common stock were outstanding.
What is the difference between a stockholder of record and a stockholder who holds in street name?
If your shares of Coeur common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company.
If your shares of Coeur common stock are held in “street name” meaning your shares of Coeur common stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker, banker or other nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner of Coeur common stock, you have the right to direct your broker, bank or other nominee on how to vote, and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Coeur common stock.
How do I inspect the list of stockholders of record?
A list of the stockholders of record as of the Record Date entitled to vote at the Annual Meeting will be available at the Annual Meeting.
Why did I receive a notice in the mail regarding the internet availability of proxy materials?
In accordance with the rules of the SEC, instead of mailing to stockholders a printed copy of our proxy statement, Annual Report and other materials (the “proxy materials”) relating to the Annual Meeting, Coeur may furnish proxy materials to stockholders on the internet by providing a notice of internet availability of proxy materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of Coeur’s proxy materials, as well as how to submit your proxy, over the internet. The proxy materials are available at www.proxyvote.com.

Will I get more than one copy of the notice or proxy materials if multiple stockholders share my address?
When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability to them. This process is commonly referred to as “householding”. We do not participate in householding, but some brokers may for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice of Internet Availability or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice of Internet Availability or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We promptly will deliver to a stockholder who received one copy of the Notice of Internet Availability or proxy materials as the result of householding a separate copy upon the stockholder’s written or oral request directed to our investor relations department at (312) 489-5800, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice of Internet Availability.
What does it mean to give a proxy?
The persons named on the proxy card (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of Coeur. They will vote the shares represented by each properly executed and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by each otherwise properly executed and timely received proxy will be voted “FOR” each nominee in Proposal 1 and “FOR” Proposals 2 and 3 in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote on that matter in their discretion.
How do I vote?
If you are a holder of shares of Coeur common stock, you can vote by telephone or on the internet 24 hours a day through 11:59 p.m. (Central Time) on the day before the Annual Meeting date using the telephone number or visiting the website listed on page 75. If you are submitting a proxy for your shares by telephone or internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card).
If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.
While the Company encourages holders of common stock to vote by proxy, you also have the option of voting your shares of common stock in person at the Annual Meeting. If you are a stockholder of record of common stock, you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below.
How can I revoke a proxy or change my vote?
If you are a stockholder of record of Coeur common stock, you may change your vote or revoke your proxy at any time prior to the voting at the Annual Meeting:
►	by providing written notice to our Corporate Secretary;
►	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);
►	by submitting a later-dated proxy card; or
►	if you submitted a proxy by telephone or Internet, by submitting a subsequent proxy by telephone or internet.
►
If you are a beneficial owner of Coeur common stock and have instructed a broker, bank or other nominee to vote your shares, you may follow the directions received from your broker, bank or other nominee to change or revoke those instructions.

How many shares must be represented in person or by proxy to hold the Annual Meeting?
A majority of the voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
What is a broker non-vote?
A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.
Under the rules of the New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for non-routine matters as described in the table below. Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered “votes cast” under Delaware law, they will have no effect on the approval of non-routine matters. Ratification of auditors is the only routine matter that is up for stockholder vote at this Annual Meeting.
Who will tabulate the vote?
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting.
Who bears the cost of this proxy solicitation?
We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail without special compensation. We have retained Morrow Sodali LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow Sodali LLC’s fee will be $8,000, plus out-of-pocket expenses.
Do stockholders have dissenters’ rights?
Pursuant to applicable Delaware law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Votes Required to Approve the Proposals:
Proposal		Required Vote	Effect of Abstention	Broker Voting(1)
1	Election of ten directors	Majority of votes cast for each of the nominees	None	Broker may not vote shares without specific voting instructions.Broker non-votes have no effect on the approval of this proposal.
2	Ratification of independent auditors for 2020	Majority of votes cast for the action	None	Broker may vote shares if you do not provide specific voting instructions. There will be no broker non-votes.
3	Advisory vote on executive compensation	Majority of votes cast for the action	None	Broker may not vote shares without specific voting instructions.Broker non-votes have no effect on the approval of this proposal.
(1)
If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares on “non-routine” proposals (Proposals 1 and 3), which would result in “broker non-votes” on these matters.

YOUR VOTE IS IMPORTANT
Please cast your vote as soon as possible by using one of the following methods:
Online at www.proxyvote.com	Call toll-free from the United States, U.S. territories and Canada via 1-800-690-6903

Mail your signed proxy or voting instruction form	Attend the Annual Meeting in person
Your Vote is Important – We will make a charitable contribution of $1 to Hire Heroes USA for every stockholder account that votes. Coeur is committed to recruiting, supporting and integrating current and former members of the military into our operations through our Coeur Heroes program, launched in 2018. Coeur Heroes allows service members to use the special skills they developed during their time of service to help make a difference at our operations.
We intend to hold our annual meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may provide for annual meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.

OTHER MATTERS
Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.
Cautionary Statement Concerning Forward-Looking Statements
This proxy statement contains numerous forward-looking statements within the meaning of Section 21E of the Exchange Act relating to our gold, silver, zinc and lead mining business, including statements regarding reserve and measured and indicated mineralized material estimates, production levels, cash flow levels, growth, margins, mine lives, exploration efforts, capital expenditures, the temporary suspension of mining and processing activities at Silvertip, mill expansion and exploration plans and expectations at Silvertip, the impact of the new crushing circuit at Rochester, expectations regarding permitting and expansion at Rochester, mining and processing rates, costs, risk profile, returns and advancement of strategic priorities. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plan,” “projected,” “contemplates,” “anticipates” or similar words and involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include (i) the risk factors set forth in our Annual Report (ii) the risk that anticipated production, cost and expense levels are not attained, (iii) the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) changes in the market prices of gold, silver, zinc and lead and treatment and refining charges of gold, silver, zinc and lead, and a sustained lower price or higher treatment and refining charge environment or the impact to, (v) the uncertainties inherent in the Company’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and grade variability, (vi) any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), (vii) the uncertainties inherent in the estimation of gold, silver, zinc and lead mineral reserves and mineralized material, (viii) changes that could result from the Company’s future acquisition of new mining properties or businesses, (ix) the loss of access to or insolvency of any third-party smelter to whom the Company markets its production, (x) the effects of environmental and other governmental regulations and government shut-downs, (xi) the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, and (xii) the Company’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Stockholder Proposals for the 2021 Annual Stockholders’ Meeting

►
Proposals of stockholders intended to be submitted and presented at the 2021 Annual Meeting pursuant to the SEC Rule 14a-8 must be received by our Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois, no later than the close of business on November 30, 2020 in order for them to be considered for inclusion in the proxy statement for the 2021 Annual Stockholders’ Meeting (the “2021 Annual Meeting”).

►
A stockholder wishing to submit a proposal, including a director nomination, to be voted on at the 2021 Annual Meeting under the advance notice provisions included in our Bylaws or a director nomination for inclusion in the proxy materials for our 2021 Annual Meeting, must deliver notice of such proposal or director nomination as applicable, including the information specified in the Bylaws, to us no earlier than the close of business on January 12, 2021 and no later than the close of business on February 11, 2021. If the 2021 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2020 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made.

►
Failure to comply with the advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement. For these purposes, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

This proxy statement is accompanied by our Annual Report, which includes financial statements for the year ended December 31, 2019. The Annual Report is not to be regarded as part of the proxy solicitation materials.
Any stockholder who would like a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois. Our copying costs will be charged if copies of exhibits to the Annual Report are requested. You may also obtain a copy of the Annual Report, including exhibits, from our website, www.coeur.com, by clicking on “Investor Relations.”
By order of the Board of Directors,

Casey M. Nault
Senior Vice President,
General Counsel and Secretary
Chicago, IL
March 30, 2020

APPENDIX A
CERTAIN ADDITIONAL INFORMATION
Reconciliation of Non-U.S. GAAP Information
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.
Adjusted EBITDA Reconciliation
($ thousands)	2019	2018
Net income (loss)	($341,203)	($48,405)
Income (loss) from discontinued operations, net of tax	(5,693)	(550)
Interest expense, net of capitalized interest	24,771	24,364
Income tax provision (benefit)	(11,129)	(16,780)
Amortization	178,876	128,473
EBITDA	($154,378)	$87,102
Fair value adjustments, net	(16,030)	(3,638)
Impairment of equity securities	—	—
Foreign exchange (gain) loss	4,346	9,069
Gain on sale of Joaquin project	—	—
(Gain) loss on sale of assets and securities	714	(19)
Gain on repurchase of Rochester royalty	—	—
(Gain) loss on debt extinguishment	1,282	—
Mexico inflation adjustment	—	(1,939)
Transaction-related costs	—	5
Interest income on notes receivables	(198)	(1,776)
Manquiri sale consideration write-down	—	18,599
Silvertip inventory write-down	64,610	26,720
Wharf inventory write-down	3,596	—
Rochester In-Pit crusher write-down	—	3,441
Receivable write-down	1,040	6,536
Asset retirement obligation accretion	12,154	11,116
Inventory adjustments and write-downs	5,904	2,093
Impairment of long-lived assets	250,814	—
Write-downs	—	—
Adjusted EBITDA	$173,854	$157,309
Revenue	$711,502	$625,904
Adjusted EBITDA Margin	24%	25%

Consolidated Free Cash Flow Reconciliation (Unaudited)
($ thousands)	4Q 2019	3Q 2019	2Q 2019
Cash flow from operating activities	$39,295	$41,996	$26,435
Capital expenditures	(20,907)	(30,678)	(20,749)
Gold production royalty payments	—	—	—
Free cash flow	$18,388	$11,318	$5,686
Cash Flow from Operating Activities and Free Cash Flow Reconciliation (Palmarejo) (Unaudited)
($ millions)	2019
Cash flow from operating activities	$99.2
Capital expenditures	(32.7)
Gold production royalty payments	—
Free cash flow	$66.5
Cash Flow from Operating Activities and Free Cash Flow Reconciliation (Kensington) (Unaudited)
($ millions)	2019
Cash flow from operating activities	$72.0
Capital expenditures	($23.5)
Free cash flow	$48.5
Prepayment, working capital cash flow	($15.0)
Free cash flow (excl. prepayments)	$33.5
Cash Flow from Operating Activities and Free Cash Flow Reconciliation (Wharf) (Unaudited)
($ millions)	2019
Cash flow from operating activities	$39.3
Capital expenditures	(2.2)
Free cash flow	$37.1
Average Spot Prices
	2019	2018
Average silver spot price per ounce	$16.21	$15.71
Average gold spot price per ounce	$1,393	$1,268
Average zinc spot price per pound	$1.16	$1.33
Average silver-to-zinc spot equivalence	0.07:1	0.08:1
Average lead spot price per pound	$0.91	$1.02
Average silver-to-lead spot equivalence	0.06:1	0.06:1

Reserves, Resources and Mineralized Material
Coeur Mining, Inc. is subject to the reporting requirements of the Exchange Act and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.
In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.
In this proxy statement and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this proxy statement, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.

104 South Michigan Avenue
Suite 900
Chicago, Illinois 60603

www.coeur.com
COEUR MINING
INVESTOR RELATIONS

COEUR MINING, INC.
ATTN: CASEY M. NAULT
104 S. MICHIGAN AVE., SUITE 900
CHICAGO IL 60603

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2020 for shares held directly and by 11:59 P.M. ET on May 7, 2020 for shares held in the Coeur Mining, Inc. 2015 Long-Term Incentive Plan or 2018 Long-Term Incentive Plan (each, a "Plan"). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2020 for shares held directly and by 11:59 P.M. ET on May 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94360-P32861 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COEUR MINING, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of ten directors

	For	Against	Abstain
1a. Linda L. Adamany	☐	☐	☐
1b. Sebastian Edwards	☐	☐	☐
1c. Randolph E. Gress	☐	☐	☐
1d. Mitchell J. Krebs	☐	☐	☐
1e. Eduardo Luna	☐	☐	☐
1f. Jessica L. McDonald	☐	☐	☐
1g. Robert E. Mellor	☐	☐	☐
1h. John H. Robinson	☐	☐	☐
1i. Brian E. Sandoval	☐	☐	☐
1j. J. Kenneth Thompson	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

HIRE HEROES USA

Vote your shares, and we will donate $1 to
Hire Heroes USA for every stockholder who votes

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E94361-P32861

COEUR MINING, INC.
Annual Stockholders' Meeting
May 12, 2020 at 9:30 AM, CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mitchell J. Krebs or, in his absence Casey M. Nault, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COEUR MINING, INC. that the stockholders are entitled to vote at the Annual Stockholders' Meeting to be held at 104 S. Michigan Ave, Second Floor Auditorium, Chicago, IL 60603 at 9:30 AM, CDT, on May 12, 2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Stockholders' Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Stockholders' Meeting by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side